UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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National Oilwell Varco, Inc.

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NATIONAL OILWELL VARCO, INC.

7909 Parkwood Circle Drive

Houston, Texas 77036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 17, 2017

DATE:	Wednesday, May 17, 2017
TIME:	10:00 a.m. (Houston time)
PLACE:	National Oilwell Varco
7909 Parkwood Circle Dr.
Houston, Texas 77036

The 2017 annual meeting of stockholders (“Annual Meeting”) of National Oilwell Varco, Inc. will be held at the Company’s corporate headquarters located at 7909 Parkwood Circle Drive, Houston, Texas on Wednesday, May 17, 2017, at 10:00 a.m. local time, for the following purposes:

•	To elect eight directors to hold office for a one-year term;

•	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2017;

•	To consider and act upon an advisory proposal to approve the compensation of our named executive officers;

•	To consider and act upon an advisory proposal regarding the frequency of the advisory vote on named executive officer compensation;

•	To consider and act upon a proxy access proposal submitted by a stockholder, if properly presented at the meeting; and

•	To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.

The Board of Directors recommends that you vote “FOR” the election of the eight nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company for 2017 (Proposal 2), “FOR” the approval of the compensation of our named executive officers (Proposal 3), the frequency of the advisory vote on named executive officer compensation to be ONE YEAR (Proposal 4), and “FOR” the stockholder proposal concerning proxy access, if properly presented (Proposal 5).

Beginning on or about April 7, 2017, the Company is mailing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the record date (but excluding those stockholders who have previously requested a printed copy of our proxy materials) containing instructions on how to access the proxy materials (including our 2016 annual report) via the Internet, as well as instructions on voting shares via the Internet. The Notice also contains instructions on how to request a printed copy of the proxy materials by mail or an electronic copy of the proxy materials by email.

The Board of Directors has set March 24, 2017 as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on March 24, 2017, you are entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and during ordinary business hours at our offices at 7909 Parkwood Circle Drive, Houston, Texas for a period of ten days prior to the Annual Meeting.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you vote via the Internet using the instructions in the Notice or, if you received a printed copy of the proxy materials, return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

By Order of the Board of Directors

/s/ Craig L. Weinstock

Craig L. Weinstock

Senior Vice President, General Counsel and Secretary

Houston, Texas

April 7, 2017

NATIONAL OILWELL VARCO, INC.

7909 Parkwood Circle Drive

Houston, Texas 77036

PROXY STATEMENT

Except as otherwise specifically noted in this Proxy Statement, the “Company,” “we,” “our,” “us,” and similar words in this Proxy Statement refer to National Oilwell Varco, Inc.

ANNUAL MEETING:	Date: Wednesday, May 17, 2017

Time: 10:00 a.m. (Houston time)

Place: National Oilwell Varco

7909 Parkwood Circle Dr.

Houston, Texas 77036

AGENDA:	Proposal 1: To elect eight nominees as directors of the Company for a term of one year.

Proposal 2: To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.

Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers.

Proposal 4: To recommend a frequency for the advisory vote on named executive officer compensation.

Proposal 5: To consider and act upon a proposal concerning proxy access submitted by a stockholder, if properly presented at the meeting.

The Board of Directors recommends that you vote “FOR” the election of the eight nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2017 (Proposal 2), “FOR” the approval of the compensation of our named executive officers (Proposal 3), for the frequency of the advisory vote on named executive officer compensation to be ONE YEAR (Proposal 4), and “FOR” the stockholder proposal concerning proxy access (Proposal 5).

RECORD DATE/ WHO CAN VOTE:	All stockholders of record at the close of business on March 24, 2017 are entitled to vote (the “Record Date”). The only class of securities entitled to vote at the Annual Meeting is National Oilwell Varco common stock. Holders of National Oilwell Varco common stock are entitled to one vote per share at the Annual Meeting.

PROXIES SOLICITED BY:	Your vote and proxy is being solicited by the Board of Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of the Board of Directors to all stockholders beginning on or about April 7, 2017. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES:	If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote FOR election of the eight nominees for director (Proposal 1), FOR the ratification of the appointment of Ernst & Young LLP as independent auditors (Proposal 2), FOR the approval of the compensation of our named executive officers (Proposal 3), for the frequency of the advisory vote on named executive officer compensation to be ONE YEAR (Proposal 4), and FOR the stockholder proposal concerning proxy access (Proposal 5).

REVOKING YOUR PROXY:	You can revoke your proxy at any time prior to the time that the vote is taken at the meeting by: (i) filing a written notice revoking your proxy; (ii) filing another proxy bearing a later date; or (iii) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

QUORUM:	As of March 24, 2017, there were 380,056,948 shares of National Oilwell Varco common stock issued and outstanding. The holders of these shares have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 190,028,475 votes constitutes a quorum for adopting the proposals at the Annual Meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining a quorum, as will broker non-votes. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them.

VOTE REQUIRED FOR APPROVAL:	For the proposal to elect the eight director nominees (Proposal 1), our bylaws require that each director nominee be elected by the majority of votes cast with respect to such nominee (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). For additional information regarding our majority voting policy, see page 6 of the proxy statement. You cannot abstain in the election of directors and broker non-votes are not counted. Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors (Proposal 2), and the proposal to approve the compensation of our named executive officers (Proposal 3), will require the affirmative vote of a majority of the shares of our common stock entitled to vote and present in person or by proxy. An abstention will have the same effect as a vote “against” such proposal. With respect to Proposal 3, brokers are not permitted to vote your shares in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

For the frequency of the advisory vote on named executive officer compensation (Proposal 4), stockholders will be able to cast their votes on whether to hold say-on-pay votes every one, two or three years. The choice which receives the highest number of votes will be deemed the choice of the stockholders. With respect to Proposal 4, brokers are not permitted to vote your shares on the frequency of the advisory vote on compensation of our named executive officers in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Approval of the proxy access stockholder proposal (Proposal 5) will require the affirmative vote of a majority of the shares of our common stock entitled to vote and present in person or by proxy. An abstention will have the same effect as a vote “against” such proposal. With respect to Proposal 5, brokers are not permitted to vote your shares in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

MULTIPLE PROXY CARDS:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

HOUSEHOLDING:	The U.S. Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders, potential benefits to the environment, and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way,

Edgewood, New York 11717, or by phone at (800) 542-1061. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a beneficial stockholder.

COST OF PROXY SOLICITATION:	We have retained InvestorCom, Inc. to solicit proxies from our stockholders at an estimated fee of $6,500, plus expenses. This fee does not include the costs of preparing, printing, assembling, delivering and mailing the Proxy Statement. The Company will pay for the cost of soliciting proxies. Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:	This proxy statement, the accompanying notice of annual meeting of stockholders and form of proxy and our 2016 annual report are available via the Internet at http://investors.nov.com/phoenix.zhtml?c=97690&p=irol-sec and at www.proxyvote.com. Pursuant to United States Securities and Exchange Commission (“SEC”) rules related to the Internet availability of proxy materials, we have elected to provide access to our proxy materials on the Internet instead of mailing a printed copy of the proxy materials to each stockholder of record. Accordingly, beginning on or about April 7, 2017, we are mailing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date (but excluding those stockholders who have previously requested a printed copy of our proxy materials) in lieu of mailing the printed proxy materials. Instructions on how to access the proxy materials via the Internet, on voting shares via the Internet and on how to request a printed or electronic copy of the proxy materials may be found in the Notice. All stockholders will have the option to access our proxy materials on the websites referred to above. Stockholders will not receive printed copies of the proxy materials unless they request (or have previously requested) such form of delivery. Printed copies will be provided upon request at no charge. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email on an ongoing basis. A request to receive proxy materials in printed form by mail or electronically by email will remain in effect until the stockholder terminates such request. Stockholders who do not expect to attend the Annual Meeting are encouraged to vote via the Internet using the instructions on the Notice or, if you received a printed copy of the proxy materials (which includes the proxy card), by signing and returning the proxy card in the pre-paid envelope provided or by voting via the Internet or by phone using the instructions provided on the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on Wednesday, May 17, 2017.

The Company’s 2017 Proxy Statement and the Annual Report to Stockholders for the year ended 2016 are also available at: http://www.proxyvote.com

For directions to the Annual Meeting, please contact investor relations at 713-346-7500.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS

PROPOSAL NO. 1 ON THE PROXY CARD

Clay C. Williams, Greg L. Armstrong, Marcela E. Donadio, Ben A. Guill, James T. Hackett, David D. Harrison, Eric L. Mattson and William R. Thomas are nominees for directors for a one-year term expiring at the Annual Meeting in 2018, or when their successors are elected and qualified. Each of the nominees was elected as a director at the 2016 Annual Meeting. We believe each of the nominees will be able to serve if elected. However, if any nominee is unable to serve, the remaining members of the Board have authority to nominate another person, elect a substitute, or reduce the size of the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named.

As reported on the Form 8-K filed with the SEC on February 8, 2017, Mr. Roger L. Jarvis has elected not to stand for re-election as a director at the Annual Meeting.

Vote Required for Approval

National Oilwell Varco’s Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election (i.e., a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not is determined as of a date that is 14 days in advance of when we file our definitive proxy statement with the SEC. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” All director nominees are currently serving on the Board.

Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Key Attributes, Experience and Qualifications

The Company believes that each member of its Board of Directors possesses the basic attributes of being a director of the Company, namely having a reputation for integrity, honesty, candor, fairness and discretion. Each director has also become knowledgeable in major aspects of the Company’s business and operations, which has allowed the Board to provide better oversight functions to the Company.

The Company considered the following factors in determining that the board member should serve on the Board:

CLAY C. WILLIAMS, 54

Mr. Williams has been a Director of the Company since November 2013 and Chairman of the Board since May 2014. Mr. Williams has served as the Company’s Chief Executive Officer since February 2014 and as the Company’s President since December 2012. Mr. Williams served as the Company’s Chief Operating Officer from December 2012 until February 2014. Mr. Williams previously served as the Company’s Executive Vice President from February 2009 and as the Company’s Senior Vice President and Chief Financial Officer from March 2005, until December 2012. He served as Varco’s Vice President and Chief Financial Officer from January 2003 until its merger with the Company on March 11, 2005. From May 2002 until January 2003, Mr. Williams served as Varco’s Vice President Finance and Corporate Development. From February 2001 until May 2002, and from February 1997 until February 2000, he served as Varco’s Vice President—Corporate Development. Mr. Williams serves as a director of Benchmark Electronics, Inc., a company engaged in providing electronic manufacturing services in the United States and internationally.

Mr. Williams has been an officer of a publicly traded company since 1997, occupying positions of increasing importance from VP-Corporate Development, to Senior VP and CFO, to President and COO, to President and CEO. Mr. Williams has extensive experience with the Company and the oil service industry. Mr. Williams has an MBA degree from the University of Texas at Austin, as well as a Bachelor of Science degree in Civil/Geological Engineering from Princeton University. Mr. Williams has also gained valuable outside board experience from his tenure as a director of Benchmark Electronics, Inc.

GREG L. ARMSTRONG, 58

Mr. Armstrong has been a Director of the Company since March 2005. Mr. Armstrong served as a Director of Varco from May 20, 2004 until its merger with the Company on March 11, 2005. Since 1998, he has been the Chairman of the Board and Chief Executive Officer of Plains All American GP LLC, the general partner and controlling entity of Plains All American Pipeline, L.P., a publicly traded master limited partnership engaged in the business of marketing, gathering, transporting, terminalling and storing crude oil. From 2010 to 2013, he served as Chairman of the Board and Chief Executive Officer of PAA Natural Gas Storage, L.P., a publicly traded master limited partnership engaged in the natural gas storage business, the outstanding minority interest of which was acquired by Plains All American in 2013. Mr. Armstrong is Vice Chairman of the National Petroleum Council and is a director and Deputy Chairman of the Federal Reserve Bank of Dallas and previously served as a director and Chairman of the Federal Reserve Bank of Dallas, Houston Branch.

Mr. Armstrong has approximately 31 years of experience being a certified public accountant (currently inactive) and eight years of experience serving as a chief financial officer. Mr. Armstrong has been an officer of a publicly traded energy company since 1981, occupying positions of increasing importance ranging from controller, to CFO, to COO and CEO. Through service in these roles, he gained extensive experience in assessing the risks associated with various energy industry cycles. He has also gained valuable outside board experience from his previous tenure as a director of BreitBurn Energy Partners.

MARCELA E. DONADIO, 62

Ms. Donadio has been a Director of the Company since April 2014. She was Americas Oil & Gas Sector Leader of Ernst & Young LLP, from which she retired in March 2014. Ms. Donadio joined Ernst & Young in 1976, serving since 1989 as audit partner for multiple companies in the oil and gas industry. She held various energy industry leadership positions until being named Americas Oil & Gas Sector Leader in 2007. In that role, she was responsible for one of the firm’s most significant industry groups in the US and throughout the Americas. Ms. Donadio also served as spokesperson of the firm on business and industry issues affecting energy companies, including those relevant to accounting standards. Ms. Donadio also serves on the Board of Directors of Marathon Oil Corporation, an energy company, and Norfolk Southern Corporation, a transportation company.

Ms. Donadio provides valuable service and experience to the Audit Committee, due to her 37 years of audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry. Ms. Donadio has in-depth experience on numerous audit engagements of global energy companies conducted in compliance with the Sarbanes-Oxley Act and under the financial reporting requirements of the SEC. Ms. Donadio earned a Bachelor of Science degree in Accounting from Louisiana State University and is a licensed certified public accountant in the State of Texas.

BEN A. GUILL, 66

Mr. Guill has served as a Director of the Company since 1999. He is a Managing Partner of White Deer Energy, a middle market private equity fund focused on energy investments. Until April 2007, he was President of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in September 1998. Prior to joining First Reserve, Mr. Guill was the Managing Director and Co-head of Investment Banking of Simmons & Company International, an investment-banking firm specializing in the oil service industry.

Mr. Guill has an MBA degree and 22 years of experience in investment banking and 16 years of experience in private equity. Mr. Guill also served as president of a private investment firm focused on the energy sector. Mr. Guill has over 35 years of experience in the energy industry as an investment banker and private equity investor. Mr. Guill has also gained valuable outside board experience from his previous tenures as a director of: Emerald Oil, Inc., Dresser, Inc., Quanta Services, Inc., T-3 Energy Services, Inc., Chart Industries, Inc. and the general partner of Cheniere Energy Partners, L.P.

JAMES T. HACKETT, 63

Mr. Hackett has been a Director of the Company since April 2016. Mr. Hackett is a Partner at Riverstone Holdings, LLC, an energy focused private investment firm, based in New York. In connection with his work at Riverstone, Mr. Hackett is currently serving as the Chief Executive Officer and a director of Silver Run Acquisition Corporation II (“Silver Run II”), a special purpose acquisition corporation (or SPAC), that is sponsored by Riverstone, went public in March 2017 and is currently targeting opportunities in the energy industry. Silver Run II raised approximately $1 billion in its IPO and at least 90% of the offering proceeds are held in a trust account and invested in short-term U.S. government treasury bills pending completion of Silver Run II’s acquisition of a target business. If Silver Run II is unable to complete such an acquisition by March 2019, the offering proceeds will be returned to its stockholders. Currently, Silver Run II has no operations and no full-time employees. If Silver Run II does complete an acquisition, depending on the nature of the management team in place at the target business, Mr. Hackett may only serve as Silver Run II’s chairman going forward. Certain institutional investors and proxy advisory firms may vote against, or recommend a vote against, a chief executive officer who is serving as a director at his or her public company and as a director at more than two other public companies (and in some cases, more than just one other public company). Because of the unique circumstances applicable to a SPAC such as Silver Run II, which is relatively new and has not yet acquired any operating business, we believe that the traditional concerns regarding “overboarding” are not applicable to Mr. Hackett and, regardless, would be outweighed by Mr. Hackett’s contribution to our Board in light of his extraordinary qualifications.

Prior to joining Riverstone Holdings, LLC in 2013, Mr. Hackett served as the Chairman of the Board from 2006 to 2013 and the Chief Executive Officer from 2003 to 2012 of Anadarko Petroleum Corporation. Before joining Anadarko, Mr. Hackett served as President and Chief Operating Officer of Devon Energy Corporation, following its merger with Ocean Energy, where he had served as Chairman, President, and Chief Executive Officer. Mr. Hackett has held senior positions at Seagull, Duke Energy, and Pan Energy. He also held positions in engineering, finance and marketing with NGC Corp., Burlington Resources, and Amoco Oil Corp. Mr. Hackett serves on the Board of Directors of Enterprise Products Holdings, LLC and Fluor Corporation.

Mr. Hackett provides valuable service and experience to the Audit Committee, due to his four years of experience in private equity and over 38 in the energy industry. Through the various leadership positions, he has held with several publicly traded energy companies, Mr. Hackett has gained valuable knowledge of the oil and gas industry and extensive experience in assessing the risks associated with various energy industry cycles. Mr. Hackett received a Bachelor of Science degree from the University of Illinois in 1975 and an MBA from Harvard Business School in 1979. Mr. Hackett has also gained valuable outside board experience from his previous tenures as a director of: Cameron International, Anadarko Petroleum Corporation, Bunge, Ltd., Halliburton Corporation, Federal Reserve Bank of Dallas and Temple-Inland, Inc, to name a few.

DAVID D. HARRISON, 69

Mr. Harrison has been a Director of the Company since August 2003. He has served as Executive Vice President and Chief Financial Officer of Pentair, Inc., a diversified manufacturer in water technologies and enclosures businesses, since February 2000 until his retirement in February 2007. He also served as Executive Vice President and Chief Financial Officer of Pentair, Inc. from 1994 to 1996. From 1972 through 1994, Mr. Harrison held various domestic and international finance positions with a combination of General Electric and Borg-Warner Chemicals. Mr. Harrison served as a director of Navistar International Corporation until his retirement from the Board in October 2012. Navistar is a holding company whose wholly owned subsidiaries produce International® brand commercial trucks, MaxxForce brand diesel engines, IC brand school buses, and Workhorse brand chassis for motor homes and step vans. Mr. Harrison also serves as a director of James Hardie Industries, a leading fiber cement technology company.

Mr. Harrison provides valuable service and experience to the Audit Committee, due to his 29 years of being a certified management accountant and 15 years of experience serving as a chief financial officer and chief accounting officer of publicly traded companies. Mr. Harrison has 45 years of continuous experience in major domestic and foreign companies in a variety of different industries. Mr. Harrison’s experience outside the energy industry helps provide a different perspective for the Company. He has a bachelor’s degree in accounting and an MBA degree. He has also gained valuable outside board experience from his tenure as a director of Navistar International Corporation and James Hardie Industries.

ERIC L. MATTSON, 65

Mr. Mattson has been a Director of the Company since March 2005. Mr. Mattson served as a Director of Varco (and its predecessor, Tuboscope Inc.) from January 1994 until its merger with the Company on March 11, 2005. Mr. Mattson is currently an investor in and serves as the EVP-Finance of SES Holdings, LLC, a privately held oil service company located in Gainesville, Texas, and also serves as EVP-Finance of Select Energy Services, Inc., an affiliate of SES Holdings, LLC, and which recently filed its Form S-1 to go public. Prior to that, Mr. Mattson served as Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services, since 2003, until its acquisition in August 2007. From November 2002 until October 2003, Mr. Mattson worked as an independent consultant. Mr. Mattson was the Chief Financial Officer of Netrail, Inc., a private Internet backbone and broadband service provider, from September 1999 until November 2002. From July 1993 until May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated, a provider of products and services to the oil, gas and process industries. Mr. Mattson serves as a director of Rex Energy Corporation, a company engaged in the acquisition, production, exploration and development of oil and gas.

Mr. Mattson has an MBA degree and 43 years of financial experience, including 24 years as a chief financial officer of four different companies. Mr. Mattson has extensive experience in the oil service business, having worked in that industry for over 34 years. He also has extensive mergers and acquisitions experience of over 34 years on a global basis. Mr. Mattson has dealt with all facets of potential risk areas for a global energy service company, as a former chief financial officer of Baker Hughes, and brings that experience and perspective to the Company.

WILLIAM R. THOMAS, 64

Mr. Thomas has been a Director of the Company since November 2015. Mr. Thomas has been serving as the Chairman and CEO of EOG Resources, Inc. since January 2014. Prior to that, he served as President and Chief Executive Officer from July 2013 through December 2013 and as President from September 2011 to July 2013. Mr. Thomas previously held other leadership positions at EOG Resources, Inc., including Senior Executive Vice President, Exploitation and Senior Executive Vice President, Exploration. Mr. Thomas has been with EOG Resources, Inc. and its predecessor companies since 1979.

Mr. Thomas provides valuable service and experience to the Audit Committee, due to his over three years of experience serving as a director of, and as the Chief Executive Officer of, EOG Resources, Inc. (EOG). Mr. Thomas has been with EOG and its predecessor companies for over 38 years. Through his service at EOG and various leadership positions held with EOG, he has gained valuable knowledge of the oil and gas industry and extensive experience in assessing the risks associated with various energy industry cycles. Mr. Thomas received a Bachelor of Science degree in Geology from Texas A&M University in 1975.

Your Board of Directors recommends that you vote “FOR” the election of the eight nominees for director.

COMMITTEES AND MEETINGS OF THE BOARD

Committees

The Board of Directors appoints committees to help carry out its duties. The Board of Directors has the following standing committees: Audit, Compensation, and Nominating/Corporate Governance. Last year, the Board of Directors met five times and the committees met a total of 15 times. As an employee of the Company, Mr. Williams does not serve on any committees. The following table sets forth the committees of the Board of Directors and their members during 2016, as well as the number of meetings each committee held during 2016:

Director	Audit	Compensation	Nominating/Corporate Governance
Clay C. Williams
Greg L. Armstrong
Marcela E. Donadio	M		M
Ben A. Guill		C
James T. Hackett	M
David D. Harrison	C
Roger L. Jarvis			C
Eric L. Mattson		M	M
William R. Thomas	M	M
Number of Meetings Held in 2016	9	4	2

C:	Chair M: Member

Attendance at Meetings

Each incumbent director attended at least 75% of the meetings of the Board and committees of which that director was a serving member.

Audit Committee

Mr. Harrison (Chair), Ms. Donadio, Mr. Hackett and Mr. Thomas are the current members of the Audit Committee. All members of this committee are “independent” within the meaning of the rules governing audit committees by the New York Stock Exchange, or NYSE.

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures;

•	select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors;

•	monitor the independence and performance of the Company’s independent auditors and internal audit function;

•	establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal audit function and the Board of Directors;

•	prepare an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement; and

•	monitor the Company’s compliance with legal and regulatory requirements.

A copy of the Audit Committee Charter is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.

Audit Committee Financial Expert

The Board of Directors has determined that all members of the Audit Committee meet the NYSE standard of having accounting or related financial management expertise and meet the SEC’s criteria of an Audit Committee Financial Expert.

Compensation Committee

Messrs. Guill (Chair), Mattson and Thomas are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the applicable NYSE listing standards.

The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers;

•	approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company; and

•	administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.

A copy of the Compensation Committee Charter is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.

Compensation Committee Interlocks and Insider Participation. Messrs. Guill, Mattson and Thomas served on the Compensation Committee during 2016. None of these members is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Nominating/Corporate Governance Committee

Mr. Jarvis (Chair), Ms. Donadio and Mr. Mattson are the current members of the Nominating/Corporate Governance Committee. All members of the Nominating/Corporate Governance Committee are independent as defined by the applicable NYSE listing standards.

The Nominating/Corporate Governance Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	ensure that the Board and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to stockholders and the Company;

•	identify individuals qualified to become Board members and recommend to the Board director nominees for each annual meeting of stockholders and candidates to fill vacancies in the Board;

•	recommend to the Board annually the directors to be appointed to Board committees;

•	monitor, review, and recommend, when necessary, any changes to the Corporate Governance Guidelines; and

•	monitor and evaluate annually the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines.

A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.

BOARD OF DIRECTORS

Director Nomination Process and Diversity Considerations

The Nominating/Corporate Governance Committee has the responsibility of identifying candidates for election as directors, reviewing background information relating to candidates for director, and recommending to the Board of Directors nominees for directors to be submitted to stockholders for election. It is the policy of the Committee to consider director candidates recommended by stockholders. Nominees to be evaluated by the Nominating/Corporate Governance Committee are selected by the Committee from candidates recommended by multiple sources, including other directors, management, stockholders, and candidates identified by independent search firms (which firms may be paid by the Company for their services), all of whom will be evaluated based on the same criteria. As of March 24, 2017, we had not received any recommendations from stockholders for potential director candidates. All of the current nominees for director are standing members of the Board that are proposed by the entire Board for re-election. Written suggestions for nominees should be sent to the Secretary of the Company at the address listed below.

The Board of Directors believes that nominees should reflect the following characteristics:

•	have a reputation for integrity, honesty, candor, fairness and discretion;

•	be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations;

•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, the senior management of at least one substantial enterprise; and

•	have a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.

The Board considers diversity in identifying nominees for director. The Board seeks to achieve a mix of directors that represents a diversity of background and experience, including with respect to gender and race. The Board considers diversity in a variety of different ways and in a fairly expansive manner. The Board not only considers diversity concepts such as race and gender, but also diversity in the sense of differences in viewpoint, professional experience, education, skill and other qualities and attributes that contribute to board heterogeneity. Also, considered as part of the diversity analysis is whether the individual has work experience in the Company’s industry, or in the broader oil and gas industry. The Company believes the Board benefits from different viewpoints and experiences by having a mix of members of the Board who have experience in the oil and gas industry and those who do not have such experience.

The Nominating/Corporate Governance Committee reviews Board composition annually to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties. If and when the need arises for the Company to add a new director to the Board, the Nominating/Corporate Governance Committee will take every reasonable step to ensure that diverse candidates (including, without limitation, women and minority candidates) are in the pool from which nominees are chosen and strive to obtain diverse candidates by searching in traditional corporate environments, as well as government, academia, and non-profit organizations.

Any stockholder of record who is entitled to vote for the election of directors may nominate persons for election as directors if timely written notice in proper form of the intent to make a nomination at the Annual Meeting is received by the Company at National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, TX 77036, Attention: Craig L. Weinstock, Secretary. The notice must be received no later than April 17, 2017 – 10 days after the first public notice of the Annual Meeting is first sent to stockholders. To be in proper form, the notice must contain prescribed information about the proponent and each nominee, including such information about each nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the SEC had such nominee been nominated by the Board of Directors.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic combined and separate meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

The Board of Directors has determined that all of the members of the Audit Committee are independent based on the guidelines set forth by the NYSE and SEC rules for the independence of Audit Committee members. The Audit Committee held nine (9) meetings in 2016, and at each regularly scheduled quarterly meeting met separately in executive session with both the internal audit vice president and the independent audit partner, without management being present.

The Audit Committee reviewed and discussed with senior management the audited financial statements included in the Company’s Annual Report on Form 10-K. Management has confirmed to the Audit Committee that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has appointed Ernst & Young LLP as the Company’s independent external auditor for fiscal year 2017. The Audit Committee is responsible for audit fee negotiations associated with the Company’s retention of Ernst & Young LLP.

The Audit Committee discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed under the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”), which require independent auditors to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process. Among the matters to be communicated to the audit committee are: (1) methods used to account for significant unusual transactions; (2) the effect of critical and significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and (4) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements. In addition, the Audit Committee reviewed with Ernst & Young their judgment as to the quality, not just the acceptability, of the Company’s accounting principles.

The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding Ernst & Young’s communication with the Audit Committee concerning independence, and has discussed Ernst & Young’s independence with Ernst & Young.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2016 Annual Report on Form 10-K.

Notwithstanding the foregoing, the Audit Committee’s charter clarifies that it is not the Audit Committee’s duty to conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”). Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of financial statements in accordance with GAAP. Management is also responsible for assuring compliance with laws and regulations and the Company’s corporate policies, subject to the Audit Committee’s oversight in the areas covered by the Audit Committee’s charter. The independent auditors are responsible for expressing opinions on those financial statements and on the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee

David D. Harrison, Committee Chair

Marcela E. Donadio

James T. Hackett

William R. Thomas

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

PROPOSAL NO. 2 ON THE PROXY CARD

Information Regarding our Independent Auditors

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors for 2017. Stockholders are being asked to vote upon the ratification of the appointment. Representatives of Ernst & Young will attend the Annual Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

Vote Required for Approval

The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval of a majority of the shares of our common stock entitled to vote and present in person or by proxy. In accordance with NYSE rules, a proposal to ratify independent auditors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions, which will be counted as votes present for the purpose of determining a quorum, will have the effect of a vote against the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the ratification of the appointment of Ernst & Young LLP as independent auditors.

Audit Fees

The Audit Committee pre-approves all services provided by the Company’s independent auditors to the Company and its subsidiaries. Consideration and approval of such services generally occurs in the regularly scheduled quarterly meetings of the Audit Committee. The Audit Committee has delegated the Audit Committee Chair to pre-approve allowed non-audit services, subject to review by the full committee at the next regularly scheduled meeting. The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining Ernst & Young’s independence and has concluded that their independence is not compromised.

The following table sets forth Ernst & Young LLP’s fees for services rendered during 2016 and 2015. All services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

	2016	2015
	(in thousands)
Audit Fees	$8,812	$9,135
Audit Related Fees(1)	$13	$233
Tax Fees(2)	$4,904	$6,582
All Other Fees	—	—
Total	$13,729	$15,950

(1)	Consists primarily of fees for audits of employee benefit plans.
(2)	Consists primarily of fees for compliance, planning and advice with respect to various domestic and foreign corporate tax matters.

Your Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP.

APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 3 ON THE PROXY CARD

A proposal will be presented at the meeting asking stockholders to approve on an advisory basis the compensation of the Company’s named executive officers as described in this proxy statement.

Why You Should Approve our Executive Compensation Program

The Company’s compensation philosophy is designed to attract and retain executive talent and emphasize pay for performance, including the creation of stockholder value. The Company encourages its stockholders to read the Executive Compensation section of this proxy statement, including the compensation tables, as well as the Compensation Discussion and Analysis (CD&A) section of this proxy statement, for a more detailed discussion of our compensation programs and policies. The Company believes its compensation programs and policies are appropriate and effective in implementing its compensation philosophy and in achieving its goals, and that they are aligned with stockholder interests and worthy of continued stockholder support.

In the past, our stockholders have overwhelmingly approved the compensation of our named executive officers. In May 2016, our stockholders approved, on an advisory basis, the compensation of our named executive officers with approximately 95% of stockholder votes cast in favor of our say-on-pay resolution. We believe this strong result indicates general approval from our stockholders of the Company’s existing approach to its compensation programs and policies.

We believe that stockholders should consider the following in determining whether to approve this proposal:

Strong Pay-for-Performance Orientation

•	Annual Incentive Plan awards are aligned with our performance: For 2016, the Company’s EBITDA performance was below the “target” EBITDA objective set under the 2016 annual incentive plan, therefore, none of the named executive officers received an incentive compensation bonus payout for 2016.

•	Long-term incentives linked to shareholder value: The Company’s long-term incentive awards consist of: stock options, restricted stock and performance share awards (as used herein, the terms “performance awards” and “performance share awards” shall have the same meaning), which rewards for absolute stock price appreciation and relative shareholder return performance.

•	Base salaries have been frozen since the downturn: In early 2015, the CEO voluntarily reduced his base salary by $100,000 in light of market conditions in our industry. In 2016, the Company made no adjustments to the base salary levels of its named executive officers.

Compensation Program Has Appropriate Long-term Orientation

•	Minimum three-year vesting for equity awards: The Company encourages a long-term orientation by its executives through the use of three-year annual vesting requirements for options and time-based restricted stock awards and three-year cliff vesting for performance based equity awards.

Summary of Good Governance and Risk Mitigating Factors

•	Limited Bonus Payouts: Bonus awards cannot exceed 200% of target, thus capping payouts for short-term performance.

•	Balanced Pay Mix: The mix of pay is balanced between annual and long-term compensation.

•	Multiple Year Vesting of Long-Term Incentives: Long-term incentive awards do not vest in their entirety until three years after the grant.

•	CEO Pay: CEO base salary level has generally been below the competitive peer median.

•	Adoption of Executive Stock Ownership Guidelines: The Company has stock ownership guidelines for executive officers that help align the interests of the Company’s executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful level of the Company’s stock.

•	Clawback Policy: Awards of long-term equity compensation and compensation under the Company’s annual cash incentive plan can be recouped by the Compensation Committee if it determines that the recipient of such award has engaged in material misconduct.

The Company’s compensation program for its named executive officers has been thoughtfully designed to support the Company’s long-term business strategies and drive creation of stockholder value. The program does not encourage excessive risk-taking by management. It is aligned with the competitive market for talent, and highly sensitive to Company performance. The Company believes its program delivers reasonable pay that is strongly linked to Company performance over time.

The following resolution will be submitted for a stockholder vote at the 2017 annual meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2016 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures set forth under that section, as well as the section in the proxy statement entitled “Compensation Discussion and Analysis”.”

This advisory vote on the compensation of the Company’s named executive officers gives stockholders another mechanism to convey their views about the Company’s compensation programs and policies. Although your vote on executive compensation is not binding on the Company, the Board values the views of stockholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

Your Board of Directors recommends that you vote “FOR” the proposal to approve the compensation of our named executive officers.

FREQUENCY OF ADVISORY VOTE ON

NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL NO. 4 ON THE PROXY CARD

In Proposal No. 3, stockholders are being asked to cast a non-binding advisory vote with respect to the compensation of the Company’s named executive officers named in the Summary Compensation Table. This advisory vote is typically referred to as a “say-on-pay” vote. In this proposal, the Board of Directors is also asking stockholders to cast a non-binding advisory vote on how frequently say-on-pay votes should be held in the future. Stockholders will be able to cast their votes on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may abstain from casting a vote.

The following resolution will be submitted for a stockholder vote at the 2017 annual meeting:

“RESOLVED, that the option of once every year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory vote on the compensation of the Company’s named executive officers listed in the annual proxy statement.”

This advisory vote is not binding on the Board. The Board acknowledges that there are a number of points of view regarding the relative benefits of annual and less frequent say-on-pay votes. Accordingly, the Board intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most stockholder support.

Your Board of Directors recommends that you vote for the frequency of the advisory vote on named executive officers compensation to be ONE YEAR.

APPROVAL OF STOCKHOLDER PROPOSAL CONCERNING PROXY ACCESS

PROPOSAL NO. 5 ON THE PROXY CARD

The representative of the proponents of the following stockholder proposal has stated that they intend to present such proposal at the annual meeting. The proponents are represented by the Comptroller of the City of New York, Scott M. Stringer, who is the custodian and/or a trustee of the New York Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Board of Education Retirement System.

If one or more of the stockholders, or a qualified representative of such stockholders, is present and submits the proposal for a vote, then the proposal will be voted on at the annual meeting. In accordance with federal securities regulations, we have included the stockholder proposal and supporting statement exactly as submitted by the proponent. The Company is not responsible for the content of the stockholder proposal or the supporting statement.

The approval of this stockholder proposal, if properly presented, requires the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions with respect to this stockholder proposal will have the effect of a vote against this stockholder proposal and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to this stockholder proposal within 10 days of the Annual Meeting) will not be counted in determining the number of shares necessary for approval. Properly executed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy; if no such instructions are given, the persons named as agents and proxies in the accompanying form of proxy will vote such proxy “FOR” this proposal.

The Stockholder Proposal

RESOLVED: Shareholders of National Oilwell Varco, Inc. (the “Company”) ask the board of directors (the “Board”) to take the steps necessary to adopt a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed the larger of two or one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a) have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b) give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT:

We believe proxy access will make directors more accountable and enhance shareholder value. A 2014 study by the CFA Institute concluded that proxy access could raise overall US market capitalization by up to $140.3 billion if adopted market-wide, “with little cost or disruption.” (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed terms are similar to those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC, following extensive analysis and input from market participants, determined that those terms struck the proper balance of providing shareholders with viable proxy access while containing appropriate safeguards.

The proposed terms enjoy strong investor support and company acceptance. Between January 2015 and October 2016, 95 similar shareholder proposals received majority votes and at least 270 companies of various sizes across industries enacted bylaws with similar terms.

We urge shareholders to vote FOR this proposal.

The Board of Directors’ Statement In Support of Stockholder Proposal

Our Board recognizes that proxy access may enhance stockholder ability to participate in director elections if properly structured. Based on our discussions with, and the review of the publicly stated positions of, certain of our larger stockholders and the review of the provisions of proxy access bylaws recently adopted by companies in our peer group, we believe the basic structure of the proxy access bylaw set forth in this stockholder proposal is appropriate for the Company and therefore we recommend that you vote “FOR” the stockholder proposal.

Your Board of Directors recommends that you vote “FOR” the stockholder proposal concerning proxy access.

CORPORATE GOVERNANCE

National Oilwell Varco’s Board of Directors is committed to promoting transparency in reporting information about the Company, complying with the spirit as well as the literal requirements of applicable laws, rules and regulations, and corporate behavior that conforms to corporate governance standards that substantially exceed the consensus view of minimum acceptable corporate governance standards. The Board of Directors adopted Corporate Governance Guidelines which established provisions for the Board’s composition and function, Board committees and committee membership, evaluation of director independence, the roles of the Chairman of the Board, the Chief Executive Officer and the Lead Director, the evaluation of the Chief Executive Officer, regular meetings of non-employee directors, board conduct and review, selection and orientation of directors, director compensation, access to management and independent advisors, and annual review of the Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of the Corporate Governance Guidelines, as well as its Committee charters, to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Craig L. Weinstock, Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

Director Independence

The Corporate Governance Guidelines address, among other things, standards for evaluating the independence of the Company’s directors. The Board undertakes an annual review of director independence and considers transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” in this Proxy Statement. As a result of this annual review, the Board affirmatively determined that a majority of the members of the Board of Directors are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. The following directors were affirmed as independent: Greg L. Armstrong, Marcela E. Donadio, Ben A. Guill, James T. Hackett, David D. Harrison, Roger L. Jarvis, Eric L. Mattson, and William R. Thomas.

Board Leadership

Currently, the roles of Chairman of the Board and Chief Executive Officer are combined at the Company. The Company believes that effective corporate governance, including the independent oversight of management, does not require that the Chairman of the Board be an independent director or that the offices of Chairman and Chief Executive Officer be separated. The Company believes that its stockholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time.

The Board believes that our current Chief Executive Officer is best situated to serve as Chairman because Mr. Williams is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of our strategy. The Board also believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board.

To assist with providing independent oversight of management and the Company’s strategy, the non-employee members of the Board of Directors have appointed Greg L. Armstrong, an independent director, as Lead Director. The Lead Director is responsible for: (1) developing the agenda for, and presiding over the executive sessions of, the Board’s non-management directors, (2) facilitating communications between the Chairman of the Board and other members of the Board, (3) coordinating, with the Chairman, the assessment of the committee structure, organization, and charters, and evaluating the need for any changes, (4) acting as principal liaison between the non-management directors and the Chief Executive Officer on matters dealt with in executive session, and (5) assuming such further tasks as the independent directors may determine.

The Board also holds executive sessions on a quarterly basis at which only non-employee directors are present. In addition, the committees of the Board provide independent oversight of management. Each of the committees of the Board is composed entirely of independent directors.

The Board has concluded that the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described above, is in the best interest of stockholders because it provides an appropriate balance between our Chairman’s ability to lead the Board and the Company and the ability of our independent directors, under the leadership of our Lead Director, to provide independent objective oversight of our management.

Board Role in Risk Oversight

The Board of Directors and its committees help conduct certain risk oversight functions for the Company. The Board is periodically advised on the status of various factors that could impact the business and operating results of the Company, including oil and gas prices and the Company’s backlog for drilling equipment. The full Board is also responsible for reviewing the Company’s strategy, business plan, and capital expenditure budget at least annually. Through these various functions, the Board is able to monitor these risks and assist the Company in determining whether certain mitigating actions, if any, need to be taken.

The Audit Committee serves an important role in providing risk oversight, as further detailed in its charter. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures. The Audit Committee is also responsible for establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and providing an avenue of communication among the independent auditors, management, the internal audit function and the Board. In addition, the Audit Committee monitors the Company’s compliance with legal and regulatory requirements. The Company considers the Audit Committee an important part of the risk management process, and senior management works closely with the Audit Committee on these matters in managing material risks to the Company.

The other committees of the Board also assist in the risk oversight function. The Nominating/Corporate Governance Committee is responsible for ensuring that the Board and its committees are appropriately constituted so that the Board and its directors may effectively meet their fiduciary obligations to stockholders and the Company. The Nominating/Corporate Governance Committee is also responsible for monitoring and evaluating on an annual basis the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines. The Compensation Committee is responsible for compensation of the Company’s directors and executive officers. These various responsibilities of these committees allow them to work with the Company to make sure these areas do not pose undue risks to the Company.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, the Company, its Compensation Committee and the Compensation Committee’s independent compensation consultant assess the Company’s executive and broad-based compensation programs on an annual basis and have concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Although we reviewed all material compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

During such review, we noted that the variable forms of compensation, namely the annual cash incentive program and long-term equity incentives, have structural limitations and other mitigating controls which are designed to prevent the Company from being exposed to unexpected or unbudgeted compensation cost. For example, bonus payments to an executive under the annual cash incentive program are capped at a certain percentage of the executive’s base salary, and the number of shares of restricted stock and stock options granted under the Company’s long-term equity incentive plan are fixed amounts of shares.

After such review and assessment, the Company, the Compensation Committee and the Compensation Committee’s consultant believe that the Company’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. The Company and the Compensation Committee also believe that the Company’s incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Policies on Business Ethics and Conduct

The Company has a long-standing Business Ethics Policy. In April 2003, the Board adopted the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers. These codes are designed to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. As set forth in the Corporate Governance Guidelines, the Board may not waive the application of the Company’s policies on business ethics and conduct for any Director or Executive Officer. Copies of the Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers, as well as the code of ethics applicable to employees of the Company, are available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of these Codes to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Craig L. Weinstock, Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

Communications with Directors

The Board has provided a process for interested parties to communicate with our non-employee directors. Parties wishing to communicate confidentially with our non-employee directors may do so by calling 1-800-372-3956. This procedure is described on the Company’s website, www.nov.com, in the Investor Relations/Corporate Governance section. Calls to this number will be answered by an independent, automated system 24 hours a day, 365 days a year. A transcript of the call will be delivered to a member of the Audit Committee. Parties wishing to send written communications to the Board, other than sales-related communications, should send a letter addressed to the member or members of the Board to whom the communication is directed, care of the Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas, 77036. All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual Meetings

The Company does not have a formal policy with respect to director attendance at annual stockholder meetings. In 2016, all members of the Board were in attendance at the annual meeting.

NYSE Corporate Governance Matters

As a listed company with the NYSE, our Chief Executive Officer, as required under Section 303A.12(a) of the NYSE Listed Company Manual, must certify to the NYSE each year whether or not he is aware of any violation by the Company of NYSE Corporate Governance listing standards as of the date of the certification. On June 8, 2016, the Company’s Chief Executive Officer submitted such a certification to the NYSE which stated that he was not aware of any violation by the Company of the NYSE Corporate Governance listing standards.

On February 17, 2017, the Company filed its 2016 Form 10-K with the SEC, which included as Exhibits 31.1 and 31.2 the Chief Executive Officer and Chief Financial Officer certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

EXECUTIVE OFFICERS

The following persons constitute our current executive officers. The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. None of the executive officers, directors, or nominees for director has any family relationships with each other. Information regarding our current executive officers is below:

CLAY C. WILLIAMS, 54

For a detailed description of Mr. Williams’ background, please refer to page 7.

JOSE A. BAYARDO, 45

Mr. Bayardo has served as the Company’s Senior Vice President and Chief Financial Officer since August 2015. Prior to joining the Company in 2015, Mr. Bayardo served as Senior Vice President, Resource and Business Development at Continental Resources, Inc. and spent nine years serving in various roles at Complete Production Services, Inc. including Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining Complete Production Services, Mr. Bayardo was an investment banker with J.P. Morgan. Mr. Bayardo holds a Bachelor of Science in Chemical Engineering from the University of Texas at Austin, a Master of Engineering Management from the McCormick School of Engineering at Northwestern University and a MBA from the Kellogg Graduate School of Management at Northwestern University.

SCOTT K. DUFF, 49

Mr. Duff has served as the Company’s Vice President, Corporate Controller and Chief Accounting Officer since July 2014. Mr. Duff holds a Bachelor of Business Administration in Accounting from the University of Texas at San Antonio and is a Certified Public Accountant. He held accounting positions at KPMG, Ernst & Young, and SBC before joining National Oilwell in 2004. Mr. Duff previously served as the Company’s Vice President of Internal Audit from 2005 to June 2014.

JOSEPH W. ROVIG, 56

Mr. Rovig has served as the President of Rig Systems & Rig Aftermarket since March 2014. Mr. Rovig has over 36 years of experience in the oilfield, where he started out as a roughneck. Mr. Rovig joined the Company in 2002 and has had several positions over the years, most recently as Senior Vice President, Offshore Drilling Equipment.

CRAIG L. WEINSTOCK, 58

Mr. Weinstock has served as the Company’s Senior Vice President, Secretary and General Counsel since October 2014. Mr. Weinstock holds a Bachelor of Arts from the State University of New York and a J.D. from Vanderbilt Law School. Before joining National Oilwell Varco, he practiced law at Locke Lord, LLP in Texas for 29 years counseling corporate boards and independent directors regarding governance, securities and compliance matters. While practicing with Locke Lord, Mr. Weinstock worked on behalf of National Oilwell Varco on a variety of matters. Since joining National Oilwell Varco in October 2013, Mr. Weinstock has served as National Oilwell Varco’s Vice President, Chief Compliance Officer and Vice President of Internal Audit.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on information filed with the SEC as of the most recent practicable date, this table shows the number and percentage of shares beneficially owned by owners of more than five percent of the outstanding shares of the common stock of the Company at December 31, 2016 (except where noted below). The number and percentage of shares of common stock beneficially owned is based on 378,637,403 shares outstanding as of December 31, 2016 (except where noted below).

5% Owners	No. of Shares	Percent of Class
The Vanguard Group (1)	38,058,896	10.07%
100 Vanguard Blvd.
Malvern, PA 19355
Dodge & Cox (2)	31,308,384	8.30%
555 California Street, 40th Floor
San Francisco, CA 94104
First Eagle Investment	25,331,416	6.71%
Management, LLC (3)
1345 Avenue of the Americas
New York, NY 10105
BlackRock, Inc. (4)	24,414,051	6.50%
55 East 52nd Street
New York, NY 10055
State Street Corporation (5)	22,240,547	5.89%
State Street Financial Center
One Lincoln Street
Boston, MA 02111

(1)	Shares owned at January 31, 2017, as reflected in Amendment No. 3 to the Schedule 13G filed with the SEC on February 10, 2017 by The Vanguard Group. Within The Vanguard Group there are the following subsidiaries: Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”). The number of shares outstanding as of January 31, 2017 is 378,673,570.
(2)	Shares owned at December 31, 2016, as reflected in Amendment No. 1 to the Schedule 13G filed with the SEC on February 14, 2017 by Dodge & Cox.
(3)	Shares owned at December 31, 2016, as reflected in Amendment No. 1 to the Schedule 13G filed with the SEC on February 6, 2017 by First Eagle Investment Management, LLC.
(4)

Shares owned at December 31, 2016, as reflected in Amendment No. 2 to the Schedule 13G filed with the SEC on January 25, 2017 by BlackRock, Inc. (“Blackrock”). Within the BlackRock group are the following subsidiaries: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund

Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd and BlackRock Life Limited.
(5)	Shares owned at December 31, 2016, as reflected in the Schedule 13G filed with the SEC on February 6, 2017 by State Street Corporation. Within the State Street Corporation group are the following subsidiaries: State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Ireland Ltd, State Street Global Advisors Ltd, State Street Global Advisors, Australia, Limited, State Street Global Advisors (Asia) Limited, State Street Global Advisors (Japan) Co., Ltd, and State Street Global Advisors France, S.A.

Security Ownership of Management

This table shows the number and percentage of shares of the Company’s common stock beneficially owned as of March 24, 2017 by each of our current directors and executive officers and by all current directors and executive officers as a group. The number and percentage of shares of common stock beneficially owned is based on 380,056,948 shares outstanding as of March 24, 2017. Beneficial ownership includes any shares as to which the director or executive officer has the right to acquire within 60 days of March 24, 2017 through the exercise of any stock option, warrant or other right. Each stockholder has sole voting and investment power, or shares these powers with his spouse, with respect to the shares beneficially owned.

	Shares Beneficially Owned
Name of Individual	Number of Common Shares(1)	Outstanding Options Exercisable Within 60 Days	Percent of Class*
Greg L. Armstrong	44,460	25,711	*
Jose A. Bayardo	123,360	74,738	*
Marcela E. Donadio	11,281	0	*
Scott K. Duff	30,851	60,104	*
Ben A. Guill	77,696	0	*
James T. Hackett	5,565	0	*
David D. Harrison	45,652	25,711	*
Roger L. Jarvis	53,051	25,711	*
Eric L. Mattson	62,474	25,711	*
Joseph W. Rovig	42,428	96,566	*
William R. Thomas	5,565	0	*
Craig L. Weinstock	34,020	108,815	*
Clay C. Williams	300,624	906,062	*
All current directors and executive officers as a group (13 persons)	837,027	1,349,129	*

*	Less than 1 percent.
(1)	Includes shares deemed held by executive officers and directors in trusts, brokerage accounts and in the Company’s 401(k) plans, supplemental savings plans and deferred compensation plans.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

National Oilwell Varco’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee establishes specific compensation levels for the Company’s executive officers and administers the Company’s long-term incentive award plans. The Compensation Committee’s objective regarding executive compensation is to design and implement a compensation program that will attract and retain the best available individuals to serve on the Company’s executive team and properly incentivize those executives to achieve the Company’s short-term and long-term financial and operational goals. To this end, the Compensation Committee strives to provide compensation packages for key executives that generally offer compensation opportunities in the median range of the peer group of companies described below. Data sources reviewed by the Compensation Committee and its independent compensation consultants include industry survey groups, national survey databases, proxy disclosures and general trend data, which are updated annually. The Compensation Committee reviews all elements of executive compensation both separately and in the aggregate for the following named executive officers:

The following is a list of our named executive officers by name and position, as of December 31, 2016:

Name	Position
Clay C. Williams	Chairman, President and Chief Executive Officer
Jose A. Bayardo	Senior Vice President and Chief Financial Officer
Joseph W. Rovig	President – Rig Systems & Rig Aftermarket
Craig L. Weinstock	Senior Vice President, General Counsel and Secretary
Scott K. Duff	Vice President, Corporate Controller and Chief Accounting Officer

2016 Performance Overview

Declining oil and gas prices resulted in reduced drilling activity and demand for oilfield equipment and services. Average 2016 worldwide rig count (as measured by Baker Hughes) decreased 32% in comparison to 2015. The broad-based decline in activity led all four of the Company’s reporting segments to post lower year-over-year revenues.

For full year 2016, the Company reported a net loss of $320 million excluding other items. Loss per share excluding other items was $(0.84) in 2016, representing a 130% decrease from earnings of $2.80 per share in 2015.

Financial and operational metrics for 2016 include:

•	Total revenue in 2016 was $7.3 billion, representing a 51% decrease from 2015;

•	The Company generated $960 million in cash flow from operations;

•	The Company’s capital equipment backlog finished 2016 at $2.5 billion for the Rig Systems reporting segment and $818 million for the Completion & Production Solutions reporting segment; and

•	The Company’s stock price improved by 14% in 2016.

Pay for Performance

Our Compensation Committee believes that the Company’s executive compensation program is appropriately designed to align executives’ interest with those of our shareholders and to reward based on performance. The majority of our executive officers’ total compensation opportunity is provided in “at-risk” compensation components and tied to the achievement of our annual and long-term performance goals. For 2016 the payouts under our “at-risk” incentive programs were as follows:

•	Zero Annual Bonus Payout: Despite achieving many of our business objectives in 2016 (as described earlier), we did not meet our pre-set financial threshold goals and consequently did not award bonuses for 2016 performance.

•	Below Target Long-Term Incentive Performance Award Payout: Half of the 2014 performance shares earned were 100% of target based on our TSR “50th” percentile rank relative to the OSX index, and the threshold level of Return on Capital was not met so the other half of those performance shares were forfeited. When combined with the stock price reduction from grant date, the company’s performance from 2014-2016 resulted in our performance shares vesting at a level that was 27% of the original grant date target value.

CEO Realizable Pay

The majority of the compensation value our CEO will ultimately receive is directly tied to the Company’s actual operational and financial performance and absolute and relative stock price performance.

The following table demonstrates the strong link between pay and performance by comparing the CEO’s intended target compensation value relative to his realizable value as of December 31, 2016.

	2014		2015		2016
	Target	Realizable	Target	Realizable	Target	Realizable
Base Salary	$900	$900	$800	$800	$800	$800
Bonus	$990	$1,904	$1,120	$0	$1,120	$0
Stock Options	$4,428	$0	$4,778	$0	$4,493	$6,419
Performance Awards	$3,760	$1,020	$4,534	$3,101	$2,110	$2,797
Restricted Stock	$0	$0	$0	$0	$2,250	$2,983
Total	$10,078	$3,824	$11,232	$3,901	$10,773	$12,998

Target columns reflect the grant date intended values for 2014, 2015, and 2016. The amounts indicated in the Realizable columns reflect the actual base salary and bonus earned each year as well as the intrinsic value of long-term incentive awards as of December 31, 2016. The 2014 performance award reflects the Company’s actual performance ranking of 100% of target for TSR and 0% for ROC; 2015 and 2016 awards reflect 100% of target since the performance period for those awards will not be completed until December 2017 and 2018 respectively. The realizable value of the 2016 stock options is higher than the target due to an appreciation in the Company’s stock price.

Good Pay Practices

Our compensation program and policies include key features that are designed to align the interests of our executives and stockholders and to mitigate compensation-related risks. The table below highlights our practices:

What We Do . . .	What We Do Not Do . . .
☑ Pay for Performance	☒ No gross-up payments to cover excise taxes or perquisites
☑ Tie significant levels of compensation to key corporate and individual goals	☒ No Guaranteed Annual or Multi-Year Bonuses
☑ Annual Bonuses and Long-Term Incentives are subject to the Company’s clawback policy	☒ No Repricing of Underwater Stock Options
☑ Bonus payments to executives under the annual cash incentive program are capped at a certain percentage of the executive’s base salary	☒ No Dividend Equivalents Paid Prior to Vesting of Performance Awards (and never on unearned portion of awards)
☑ Stock Ownership Guidelines for executives and directors	☒ No significant compensation in the form of perquisites for executives
☑ Varied performance metrics under short-term and long-term incentive plans
☑ Double Trigger Provisions for Change in Control
☑ Independent Consultant Reports Directly to the Compensation Committee
☑ Review Tally Sheets When Making Executive Compensation Decisions
☑ Mitigate Undue Risk in Compensation Programs

Approach to Executive Compensation Program

Compensation Philosophy

The Company believes, in order to attract, motivate, and retain talented executives, its compensation program should be properly designed to:

•	Provide a strong emphasis on performance; tied to short and long-term objectives

•	Provide a market competitive pay level,

•	Provide alignment with shareholder interests, and

•	Provide a certain level of financial security

Components of NOV’s Compensation Program:

Total Compensation
	Components of Compensation	Purpose
Fixed Pay	Base Salary	• Fixed level of compensation to attract and retain executive talent • Salary level based on tenure, expertise, scope of responsibility and individual performance
“At Risk” Pay	Annual Incentives (Cash)

•       Incentivize and reward executives for achieving the Company’s corporate growth and profitability goals

•       Encourage smart investments and prudent deployment of capital

•       Attract, motivate, and retain high quality management talent

•       Provide competitive cash compensation opportunity

Stock Options

•       Link significant portion of executive compensation to the enhancement of stockholder value

•       Focus executives on share price appreciation and reward for creating long-term stockholder value

•       Requires three-year ratable vesting, thus serves as a retention tool

Performance Shares

•       Recognizes the Company’s total shareholder performance relative to industry peers

•       Links the Company’s performance to long-term stockholder value creation

•       Provides a long-term incentive vehicle tied to a three-year performance goal

	Restricted Stock	• Aligns interests of executives with shareholders by providing long-term stock ownership • Provides forfeitable ownership stake (three-year ratable vesting) to encourage retention

Given the inherent nature of these forms of compensation and the cyclical nature of the industry in which we operate, the Company has tried to provide a balance between aligning pay with absolute performance and relative performance to peers through both up and down cycles.

There are no compensation policy differences among the individual executives, except that the more senior officers, such as our Chief Executive Officer, receive a higher compensation level with a greater percentage of that compensation “at-risk,” consistent with their increased responsibilities. These differences are reviewed and considered in connection with the compensation analysis performed by the Compensation Committee.

How Executive Compensation Decisions are Determined

Market Considerations

As part of its process to establish compensation levels for the Company’s named executive officers, the Compensation Committee compares each of the major elements of compensation (base salary, annual bonus and long-term incentives) for each of its named executive officers against the compensation provided to comparable executive officers at companies in a designated peer group.

In November 2015, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”), its former compensation consultant, to conduct its annual competitive review of executive compensation for the Company’s named executive officers relative to its peer companies, as well as to analyze internal pay equity and share usage and dilution. F.W. Cook analyzed and compared each position’s responsibilities and job title to develop competitive market data based on data from proxy statements. F.W. Cook generated data on the components of the Company’s compensation program compared to the market 25th percentile, market 50th percentile, and market 75th percentile of the designated peer group.

The Company’s peer group, as approved by the Compensation Committee in 2015, is as follows:

Anadarko Petroleum Corporation	Apache Corporation	Baker Hughes, Inc.
Cameron International Corporation	Cummins Inc.	Danaher Corporation
Devon Energy Corporation	Dresser-Rand Group, Inc.	FMC Technologies Inc.
Halliburton Co.	Illinois Tool Works Inc.	Schlumberger Ltd.
Transocean Ltd.	The Williams Companies, Inc.	Weatherford International Ltd.

Based on the compiled data and the comparisons prepared by F.W. Cook, the Compensation Committee, in consultation with the Company and F.W. Cook, determined that target total direct compensation levels for the Company’s named executive officers are competitive within range of the market median but vary by executive.

Internal Considerations

While the Compensation Committee considers market-competitive levels in setting pay, it also considers numerous other factors such as tenure, individual performance, and level and scope of responsibility.

Specific to the CEO, the Compensation Committee also takes into account Mr. Williams’ successful achievement of his goals and objectives when setting his compensation opportunity. For 2016, Mr. Williams’ performance was measured in four key areas of the Company:

•	Financial performance,

•	Formulation and implementation of Company strategy,

•	Operational performance, and

•	Management and employee development.

For officers other than the CEO, the Committee considered the CEO’s assessment of their individual performance.

Say-on-Pay Considerations

At our 2016 annual stockholder meeting, approximately 95% of votes cast were in support of NOV’s executive compensation program. The annual “Say-on-Pay” vote serves as an important guide to the Committee in ensuring that the executive compensation programs align with stockholder interests. We believe our stockholders strong support is affirmation of the design of our executive compensation programs.

2016 Compensation Actions

The following describes the elements of the Company’s compensation program for 2016, why the elements were selected, and how the amounts of each element were determined.

Base Salary

Salary adjustments are typically based on the individual’s experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace, our financial position and, for each executive other than the Chief Executive Officer, the recommendations of our Chief Executive Officer.

Our salaries have been frozen since 2014 due to the poor economic environment and the Company’s subsequent financial and operating performance.

Name	End of Year 2014	2015 Salary	2016 Salary	Percent Change
Clay C. Williams	$900,000	$800,000	$800,000	-11%
Jose A. Bayardo	n/a	$650,000	$650,000	0%
Joseph W. Rovig	$550,000	$550,000	$550,000	0%
Craig L. Weinstock	$510,000	$510,000	$510,000	0%
Scott K. Duff*	$360,000	$428,077	$360,000	0%

*	Commencing on April 21, 2015, Mr. Duff received an additional payment of $12,500 per month as a retainer while he served as Interim Chief Financial Officer for the Company. The monthly retainer ceased in August 2015 when it was announced that Mr. Bayardo was named the Company’s new Chief Financial Officer.

Annual Incentive Plan

The objectives of the Company’s annual cash incentive plan are to incent performance to achieve the Company’s corporate growth and profitability goals, encourage smart investments and prudent return on capital, and provide competitive compensation packages to attract and retain high quality management talent.

Substantially all exempt employees, including executive officers, participated in the Company’s annual incentive plan in 2016, aligning a portion of each employee’s cash compensation with Company performance against predetermined financial objectives. The award opportunities, performance metrics, payout calibration, and performance and payout results of the plan were as outlined below.

Annual Incentive Award Opportunities

Annual incentive opportunities are provided to the Company’s named executive officers under the Company’s 2016 Incentive Compensation Plan. Each year, the Compensation Committee establishes the target annual incentive opportunity for each named executive officer as a specified percentage of his or her base salary. These target percentages are based on each executive’s level of responsibility for the Company’s financial performance. Incentive payouts will vary based on actual performance against performance objectives.

In 2015, the Company operated two annual plans: our traditional annual incentive plan that focused on operating income and an overlay plan to focus on NOV Value Added. The 2016 target percentages for each named executive officer reflect the combination of the two plans into a consolidated plan with NOV Value Added included as a performance metric in the combined plan.

	Target Bonus Opportunity (As Percent of Salary)
Name	2015 Traditional Annual Plan Target %	2015 NVA Overlay Plan Target %	2016 Traditional Annual Plan Target %
Clay C. Williams	125%	15%	140%
Jose A. Bayardo	80%	15%	95%
Joseph W. Rovig	80%	15%	95%
Craig L. Weinstock	80%	15%	95%
Scott K. Duff	75%	15%	90%

Performance Metrics

As in prior years, the incentive plan provided for cash awards if the Company achieved certain pre-established financial objectives based on the Company’s financial plan. The Company’s annual financial plan is established through a comprehensive budget and financial planning process, which includes a detailed analysis of the Company’s market outlook and available strategic alternatives, and is approved by the Board each year. The bonuses for our named executive officers are based on performance on the financial objectives that are weighted as follows:

Name	Position	NOV EBITDA	NOV Value Added	RS&A EBITDA	RS&A Value Added
Clay C. Williams	Chairman, President and CEO	75%	25%	—	—
Jose A. Bayardo	SVP, CFO	75%	25%	—	—
Joseph W. Rovig	President – Rig Systems & Rig Aftermarket	50%	—	25%	25%
Craig L. Weinstock	SVP, General Counsel	75%	25%	—	—
Scott K. Duff	VP, Corporate Controller & CAO	75%	25%	—	—

Adjusted EBITDA was selected as a new measure for the 2016 annual incentive plan given our established and continued focus on the operating profitability of our business. The Company shifted to adjusted EBITDA from operating income to hone in on the operational levers of our financial success and reduce the potential for distortions from depreciation and amortization. The enhanced emphasis on operational levers was deemed to be appropriate given the challenging macroeconomic environment in the oil and gas industry.

National Oilwell Varco Value Added (“NVA”) was introduced in 2015 in a separate overlay incentive plan to enhance awareness of and participation in the Company’s “Value Creation Initiative” by providing additional incentive compensation awards based on the participant’s contribution to improving the Company’s NVA. NVA is an amount equal to (a) net earnings before interest, taxes, depreciation and amortization less (b) taxes and an amount equal to a required return on assets, as established by the Compensation Committee. Its introduction was to raise awareness of capital efficiency across the organization, which was a critical objective given the business landscape. In 2016, the overlay plan was discontinued and NVA was added as a metric in the Company’s annual incentive plan to simplify the Company’s approach.

Payout Calibration

Payouts under the annual incentive plan are formulaically determined and vary based on performance against pre-established objectives. Each metric has a Threshold, Target, and Maximum level of achievement, which corresponds to a Threshold, Target, and Maximum level of payout. Below a threshold level of performance for each metric, there is no payout on that portion of the annual incentive plan. Each metric is independently evaluated and the payout for each metric is independently calculated. The payout for each metric is capped once the Maximum performance level is achieved. The EBITDA calibration represents a range of 60% (Threshold) to 140% (Maximum) around Target performance and is reflective of the less predictable and volatile operating environment in our industry. In prior years, the range was narrower (i.e., 80% to 110%).

Payout Results

Payouts are determined by metric under the annual incentive plan using the following formula:

The actual bonus paid is the sum of the results for each metric. For 2016, actual bonuses paid to executives were calculated as follows:

Performance Measure	Target	Actual	Payout %
NOV EBITDA	$836M	$322M	0%
RS&A EBITDA	$768M	$425M	0%

With respect to the NVA performance metric, payout for 2016 was zero as the Company did not meet the threshold for payment to be made. NVA bonus payouts require improvement year over year.

	Metric Weighting				Metric Payout %		Overall Payout %
Name	NOV EBITDA	NOV Value Added	RS&A EBITDA	RS&A Value Added	NOV EBITDA	RS&A EBITDA
Clay C. Williams	75%	25%	—	—	0%	0%	0%
Jose A. Bayardo	75%	25%	—	—	0%	0%	0%
Joseph W. Rovig	50%	25%	25%	25%	0%	0%	0%
Craig L. Weinstock	75%	25%	—	—	0%	0%	0%
Scott K. Duff	75%	25%	—	—	0%	0%	0%

Name	Base Salary	Target Bonus %	Target Bonus $	Overall Payout %	Actual Bonus $
Clay C. Williams	$800,000	140%	$1,120,000	0%	$0
Jose A. Bayardo	$650,000	95%	$617,500	0%	$0
Joseph W. Rovig	$550,000	95%	$522,500	0%	$0
Craig L. Weinstock	$510,000	95%	$484,500	0%	$0
Scott K. Duff	$360,000	90%	$324,000	0%	$0

Long-Term Incentive Compensation

The primary purpose of the Company’s long-term incentive compensation program is to:

•	Focus its executives on the Company’s long-term development and prosperity in addition to annual financial goals;

•	Help balance long-term versus short-term business objectives, reinforcing that one should not be achieved at the expense of the other; and

•	Directly link the officers’ interests with those of the Company’s stockholders.

We believe our 2016 mix of stock options, restricted stock and performance shares (illustrated below) appropriately rewards executives for gains in share price, promotes retention, and motivates long-term performance. The executives’ long-term incentive awards are benchmarked to ensure the type, value and number of each award are consistent with market practices and aligned with the Company’s philosophy.

Based on the foregoing, on February 24, 2016, the Compensation Committee approved the grant of stock options, restricted stock awards and performance share awards to the Company’s executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan:

Name	Stock Options (#)	Restricted Stock Awards (#)	Performance Awards (Target # of Shares)
Clay C. Williams	697,674	79,674	74,703
Jose A. Bayardo	224,215	25,863	24,249
Joseph W. Rovig	149,477	17,242	16,166
Craig L. Weinstock	134,529	15,518	14,549
Scott K. Duff	112,108	12,932	12,125

The intended value of the foregoing long-term incentive awards is the same value as the Named Executive Officers’ 2015 long-term incentive awards and was determined after considering market data and historical pay levels.

Stock Options

The options were granted at a price equal to the closing trading price of the Company’s common stock on the New York Stock Exchange on the date of approval of the grants by the Compensation Committee ($28.24 per share). Each of such options has a term of 10 years and vests in three equal annual installments commencing on the first anniversary of the grant.

Restricted Stock

The restricted stock awards granted by the Company to the Named Executive Officers shall vest in three equal annual installments commencing on the first anniversary of the date of grant.

Performance Share Awards

The performance share awards can be earned based on performance against pre-established goals and vest three years from the grant date. The performance awards can be earned only if the percentile ranking of the Company’s TSR (total shareholder return) as measured against the TSR of the constituent members of the OSX Index over a three-year performance period, exceeds certain levels. The Compensation Committee believes that the members of the OSX index are an appropriate benchmark against which to compare the Company’s TSR performance.

The following table summarizes the relationship between the Company’s TSR performance when compared with the TSR performance of the members of the OSX index and the associated payout levels for the performance achieved for the TSR portion of the award:

Level	Payout %	Percentile Rank vs. OSX Comparator Group
Maximum	200%	75th percentile or greater
Target	100%	50th percentile
Minimum	50%	25th percentile
No Payout	0%	Below the 25th percentile

Results falling between minimum and target and target and maximum will result in a linearly interpolated payout.

2014 Performance Share Awards Results

The 2014 performance share award earned was subject to two separate performance metrics: 50% TSR (total shareholder return) goal and 50% internal ROC (return on capital) goal. The performance share cycle commenced on January 1, 2014, and ended on December 31, 2016.

Performance against the TSR goal was determined by comparing the performance of the Company’s TSR with the TSR performance of the members of the OSX index for the three-year performance period. The following table summarizes the results and payout levels for the TSR portion of the award:

	Below Threshold	Threshold	Target	Maximum	Actual Results
Percentile Rank	<25th percentile	25th percentile	50th percentile	75th percentile or greater	50th percentile
Payout % of Target	0%	50%	100%	200%	100%

Performance against the ROC goal was determined by comparing the performance of the Company’s actual ROC performance average for each of the three years of the performance period against the ROC goal set by the Compensation Committee. The following table summarizes the results and payout levels for ROC portion of the award:

	Below Threshold	Threshold	Target	Maximum	Actual Results
ROC	<13.2%	13.2%	16.5%	18.15% or higher	8.15%
Payout % of Target	0%	50%	100%	200%	0%

Retirement, Health and Welfare Benefits

The Company offers retirement, health and welfare programs to all eligible employees. The Company’s executive officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs cover medical, pharmacy, dental, vision, life, accidental death and dismemberment and disability insurance. A selection of supplemental benefits is also available for employees to elect at their own expense.

The Company offers retirement programs that are intended to supplement the employee’s personal savings. The programs include the National Oilwell Varco, Inc. 401(k) and Retirement Savings Plan (“401k Plan”) and National Oilwell Varco, Inc. Supplemental Savings Plan (“Supplemental Plan”). The Company’s U.S. employees, including its executives, are generally eligible to participate in the 401k Plan. Employees of the Company whose base salary meets or exceeds a certain dollar threshold established by the Company’s benefits plan administrative committee are generally eligible to participate in the Supplemental Plan. Participation in the 401k Plan and Supplemental Plan are voluntary. The Supplemental Plan is a non-qualified plan that allows participants to continue saving and receiving Company contributions towards retirement when, due to compensation and contribution ceilings established under the Internal Revenue Code, they or the Company can no longer contribute to the 401k Plan. The Supplemental Plan does not provide any additional benefits or company contributions beyond those capped by the Internal Revenue Code ceilings.

U.S. Income Tax Limits on Deductibility

Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deductibility of certain compensation paid to our chief executive officer and the next four highest paid executives excluding the chief financial officer (“covered employees”). Excluded from the limitation is compensation that is qualified as “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. Although the Compensation Committee takes the requirements of Section 162(m) into account in designing executive compensation, there may be circumstances when it is appropriate to pay compensation to our covered employees that does not qualify as “performance based compensation” and thus is not deductible by us for federal income tax purposes.

Option Grant Practices

Historically, the Company has granted stock options to its key employees, including executives, in the first quarter of the year. The Company does not have any program, plan or practice to time its option grants to its executives in coordination with the release of material non-public information, and has not timed its release of material non-public information for the purposes of affecting the value of executive compensation. The Company does not set the grant date of its stock option grants to new executives in coordination with the release of material non-public information.

The Compensation Committee has the responsibility of approving any Company stock option grants and does not delegate material aspects of long-term incentive plan administration to any other person. The Company’s senior executives in coordination with the Compensation Committee set a time for the Committee to meet during the first quarter of the year to review and approve stock option grants proposed by the senior executives. The specific timing of the meeting during the quarter is dependent on committee member schedules and availability and the Company finalizing its stock option grant proposal. If approved by the Compensation Committee, the grant date for stock option awards is the date the Committee meets and approves the grant, with the exercise price for the option equal to the Company’s closing stock price on the date of grant.

The Company recognizes that its stock price fluctuates over time and in certain cases quite significantly. As stock option grants have historically been granted on an annual basis during the first quarter of the calendar year, executives who have been employed with the Company for some time have received grants with varying exercise prices. The ten-year term of the options also helps reward its executives who remain with the Company, as it provides the executives time, so long as they continue employment with the Company, to realize financial benefits from their option grants after vesting.

Recoupment Policy

On February 15, 2013, the Compensation Committee approved an amendment to the Company’s Long-Term Incentive Plan to allow the Compensation Committee, at its sole discretion, to terminate any award of stock options and/or restricted stock if it determines that the recipient of such award has engaged in material misconduct. For purposes of this provision, material misconduct includes conduct adversely affecting the Company’s financial condition or results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of any equity award and the effect of such error is to increase the payment amount pursuant to such award, the Compensation Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of an award, then the Compensation Committee may take whatever action it deems appropriate to adjust such compensation.

On such date, the Compensation Committee also approved a similar clawback type provision be added to the Company’s Annual Incentive Plan.

Stock Ownership Guidelines for Executives

The Company adopted stock ownership guidelines for its executive officers in February 2013. The Company’s stock ownership guidelines for its executive officers are intended to align the interests of the

Company’s executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful amount of the Company’s stock. Under the Company’s guidelines, the executive officers must comply with the following ownership requirements:

Title	Multiple of Base Salary
Chairman & CEO	6X
CFO	3X
Other executive officers	2X

The Company’s executive officers must attain the applicable stock ownership level within five years after first becoming subject to the guidelines. The following shares of Company stock count towards compliance with the guidelines: shares owned by the executive; shares owned jointly by the executive and his or her spouse; shares held in a trust established by the executive for the benefit of the executive and his or her family members; shares equal to the number of vested deferred stock units credited to the executive; shares equal to the in-the-money portion of any vested, unexercised options; unvested shares of time-based restricted stock or restricted stock units; and shares credited to the executive’s 401(k) plan account. Unvested and unearned performance shares or units and unvested stock options do not count towards compliance guidelines. All of the Company’s named executive officers are currently in compliance with the Company’s stock ownership guidelines.

Compensation Consultant Independence

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Compensation Committee has the sole authority to retain or terminate its compensation consultant. The Compensation Committee annually reviews and approves total expenditures paid to the independent compensation consultant. Meridian and its affiliates did not provide any services to the company or any of the company’s affiliates other than advising the Compensation Committee on director and executive officer compensation during 2016.

In connection with its engagement of Meridian in September 2016, the Compensation Committee considered various factors bearing upon Meridian’s independence including, but not limited to, the amount of anticipated fees received by Meridian from the Company as a percentage of Meridian’s total revenue, Meridian’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Meridian’s independence. After reviewing these and other factors, the Compensation Committee determined that Meridian and its lead consultant for the Company satisfy the independence factors described in the NYSE listing rules. Meridian also determined that Meridian and its lead consultant were independent from management and confirmed this in a written statement delivered to the Chair of the Compensation Committee.

The Committee took into consideration that Meridian also acts as a compensation consultant for EOG Resources, Inc., where Mr. Thomas (a member of the Compensation Committee) serves as Chairman and CEO. As a result of such relationship, Mr. Thomas recused himself from any decisions relating to the selection and remuneration of Meridian for the Company. After consideration of the facts and circumstances, the Compensation determined that the work performed by Meridian in 2016 for EOG Resources, Inc. did not raise any conflict of interest issues.

The Compensation Committee determined that F.W. Cook also satisfied the independence factors described in the NYSE listing rules during the period F.W. Cook served as the Compensation Committee’s independent compensation consultant. F.W. Cook also determined that that F.W. Cook and its affiliates were independent from management and confirmed this in a written statement delivered to the Chair of the Compensation Committee.

Recent Developments

Base Salary and Annual Incentive Program

On February 22, 2017, the Compensation Committee, with the consultation of Meridian, reviewed the base salaries and annual incentive targets of the Company’s executive officers. The Company proposed that the base salaries and annual incentive targets of the Company’s executive officers remain at current levels with no adjustments, which the Compensation Committee approved.

Stock Options, Restricted Stock and Performance Share Awards

On February 22, 2017, the Compensation Committee approved the grant of stock options and performance share awards to its executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan, as follows:

Name	Securities Underlying Stock Options (#)	Restricted Stock Awards (#)	Performance Awards (Target # of Shares)
Clay C. Williams	289,920	73,350	66,680
Jose A. Bayardo	118,260	30,000	27,280
Joseph W. Rovig	79,830	20,250	18,410
Craig L. Weinstock	65,050	16,500	15,000
Scott K. Duff	65,050	16,500	15,000

The Compensation Committee modified the structure of the long-term incentive awards in 2017 as follows:

•	40% weighting on stock options

•	30% weighting on performance shares tied to relative TSR

•	30% weighting on restricted stock awards

The Compensation Committee also approved a one-time increase to the value awarded to the Named Executive Officers other than the CEO for purposes of retention and motivation of the executive management team.

Compensation Committee Report

The responsibilities of the Compensation Committee, which are set forth in the Compensation Committee Charter adopted by the Board of Directors, include approving and evaluating all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

We have reviewed and discussed with senior management the Compensation Discussion & Analysis section included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s 2017 Proxy Statement.

Members of the Compensation Committee

Ben A. Guill, Committee Chair

Eric L. Mattson

William R. Thomas

EXECUTIVE COMPENSATION

The following table sets forth for the year ended December 31, 2016 the compensation paid by the Company to its Chief Executive Officer and Chief Financial Officer and three other most highly compensated executive officers (the “Named Executive Officers”) serving in such capacity at December 31, 2016. The following table also includes compensation paid by the Company to a former Named Executive Officer, as described in the accompanying footnotes.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($)(1) (d)	Stock Awards ($)(2) (e)		Option Awards ($)(3) (f)		Non-Equity Incentive Plan Compensation ($)(4) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(5) (i)		Total ($) (j)
Clay C. Williams Chairman, President & Chief Executive Officer	2016 2015 2014	$ $ $	800,000 850,000 871,154	— — —	$ $ $	5,241,849 4,382,424 3,959,930	$ $ $	4,493,021 4,777,917 4,082,739	$	— — 1,903,988	— — —	$ $ $	46,600 44,600 45,246	$ $ $	10,581,470 10,054,941 10,863,057

Jose A. Bayardo Senior VP & Chief Financial Officer	2016 2015 2014	$ $	650,000 225,000 —	— — —	$ $	1,701,543 3,123,750 —		$1,443,945 — —		— — —	— — —	$ $	31,000 9,000 —	$ $	3,826,488 3,357,750 —

Joseph W. Rovig President – Rig Systems & Rig Aftermarket	2016 2015 2014	$ $ $	550,000 550,000 482,692 —	— — —	$ $ $	1,134,362 1,006,810 711,925	$ $ $	962,632 1,143,422 657,382	$ $	— 151,120 802,812 —	— — —	$ $ $	41,250 42,836 36,202	$ $ $	2,688,244 2,894,188 2,691,013

Craig L. Weinstock Senior VP, General Counsel & Secretary	2016 2015 2014	$ $ $	510,000 510,000 413,768	— — —	$ $ $	1,020,915 741,860 164,626	$ $ $	866,367 842,927 324,634	$	— — 647,356	— — —	$ $	33,150 23,117 —	$ $ $	2,430,432 2,117,904 1,550,384

Scott K. Duff Vice President, Corporate Controller and Chief Accounting Officer	2016 2015 2014	$ $ $	360,000 428,077 286,616	— — —	$ $ $	850,806 503,405 164,626	$ $ $	721,976 571,711 324,634	$	— — 403,950	— — —	$ $ $	27,000 25,583 20,432	$ $ $	1,959,782 1,528,776 1,200,258

(1)	Reflects a discretionary bonus payout. For further information, see “Compensation Discussion and Analysis – Components of Compensation – Annual Incentive Award”.

(2)	The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2016 Annual Report, Financial Report to Stockholders for all relevant valuation assumptions used to determine the grant date fair value of the stock awards included in this column.
(3)	The amounts reported in this column represent the aggregate grant date fair value of option awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2016 Annual Report, Financial Report to Stockholders for all relevant valuation assumptions used to determine the grant date fair value of option awards included in this column.
(4)	The amounts shown in this column represent the value of the annual cash bonus awards under the Company’s 2016 annual incentive plan. The Company’s 2016 EBITDA performance was below the “target” EBITDA objective set under the 2016 annual incentive plan. As a result, none of the named executive officers received an incentive compensation bonus payout for 2016.
(5)	The amounts include:
(a)	The Company’s cash contributions for 2016 under the National Oilwell Varco 401(k) and Retirement Savings Plan, a defined contribution plan, on behalf of Mr. Williams – $22,525; Mr. Bayardo – $0; Mr. Rovig – $17,601; Mr. Weinstock – $16,417 and Mr. Duff – $19,777.
(b)	The Company’s cash contributions for 2016 under the National Oilwell Varco Supplemental Savings Plan, a defined contribution plan, on of behalf Mr. Williams – $24,075; Mr. Bayardo – $31,000; Mr. Rovig – $23,649; Mr. Weinstock – $16,733 and Mr. Duff – $7,223.

The following table provides information concerning stock options and restricted stock awards granted to Named Executive Officers during the fiscal year ended December 31, 2016. The Company has granted no stock appreciation rights to the Named Executive Officers.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Clay C. Williams	2016	$112,000	$1,120,000	$2,240,000
	2016				37,352	74,703	149,406				$2,991,855
	2016							79,674			$2,249,994
	2016								697,674	$28.24	$4,493,021
Jose A. Bayardo	2016	$61,750	$617,500	$1,235,000
	2016				12,125	24,249	48,498				$971,172
	2016							25,863			$730,371
	2016								224,215	$28.24	$1,443,945
Joseph W. Rovig	2016	$52,250	$522,500	$1,045,000
	2016				8,083	16,166	32,332				$647,448
	2016							17,242			$486,914
	2016								149,477	$28.24	$962,632
Craig L. Weinstock	2016	$48,450	$484,500	$969,000
	2016				7,274	14,549	29,098				$582,687
	2016							15,518			$438,228
	2016								134,529	$28.24	$866,367
Scott K. Duff	2016	$32,400	$324,000	$648,000
	2016				6,063	12,125	24,250				$485,606
	2016							12,932			$365,200
	2016								112,108	$28.24	$721,976

(1)	Represents the range of possible payouts under our annual incentive compensation plan.
(2)	On February 24, 2016, the Compensation Committee approved the 2016 Performance Share Award Grant. The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance awards can be earned by the executives only if the percentile ranking of the Company’s TSR (total shareholder return) as measured against the TSR of the constituent members of the OSX Index over a three-year performance period, exceeds certain levels.
(3)	On February 24, 2016, the Compensation Committee approved a grant of restricted stock awards to these executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan. The restricted stock awards granted by the Company to its executive officers vest in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.

Exercises and Holdings of Previously-Awarded Equity Disclosure

The following table provides information regarding outstanding awards that have been granted to Named Executive Officers where the ultimate outcomes of such awards have not been realized, as of December 31, 2016.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
Clay C. Williams		697,674	(2)		$28.24	2/25/26
	103,351	206,702	(3)		$54.74	2/26/25
	115,310	57,565	(4)		$68.997	2/26/24
	73,749				$63.926	2/16/23
	58,565				$77.987	2/22/22
	51,245				$73.579	2/23/21
	66,895				$40.635	2/17/20
	43,382				$59.159	2/20/18
									25,840	(5)	$967,450
									39,446	(6)	$1,476,858
									74,703	(7)	$2,796,880
									79,674	(8)	$2,982,995
Jose A. Bayardo		224,215	(2)		$28.24	2/25/26
									56,250	(9)	$2,106,000
									24,249	(7)	$907,883
									25,863	(8)	$968,311
Joseph W. Rovig		149,477	(2)		$28.24	2/25/26
	24,733	49,467	(3)		$54.74	2/26/25
	18,566	9,284	(4)		$68.997	2/26/24
	6,876				$63.926	2/16/23
	6,225				$77.987	2/22/22
	6,149				$73.579	2/23/21
									4,885	(5)	$182,894
									9,500	(6)	$355,680
									16,166	(7)	$605,255
									17,242	(8)	$645,540

Craig L. Weinstock		134,529	(2)	$28.24	2/25/26
	18,233	36,467	(3)	$54.74	2/26/25
	9,168	4,585	(4)	$68.997	2/26/24
	13,753			$72.657	10/2/23
						2,386	(10)	$89,332
						7,000	(6)	$262,080
						14,549	(7)	$544,715
						15,518	(8)	$580,994
Scott K. Duff		112,108	(2)	$28.24	2/25/26
	12,366	24,734	(3)	$54.74	2/26/25
	9,168	4,585	(4)	$68.997	2/26/24
	9,168			$63.926	2/16/23
	12,450			$77.987	2/22/22
						2,386	(10)	$89,332
						4,750	(6)	$177,840
						12,125	(7)	$453,960
						12,932	(8)	$484,174
(1)	Calculations based upon the closing price ($37.44) of the Company’s common stock on December 31, 2016, the last trading day of the year.
(2)	2016 Stock Option Grant – Stock options vest at the rate of 33 1/3% per year, with vesting dates of 2/24/2017, 2/24/2018 and 2/24/2019.
(3)	2015 Stock Option Grant – Stock options vest at the rate of 33 1/3% per year, with vesting dates of 2/25/2016, 2/25/2017 and 2/25/2018.
(4)	2014 Stock Option Grant – Stock options vest at the rate of 33 1/3% per year, with vesting dates of 2/25/2015, 2/25/2016 and 2/25/2017.
(5)

2014 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two approximately equal, independent parts that are subject to two separate performance metrics: 50% in value based on the Company’s TSR (total shareholder return) goal and 50% in value based on the Company’s internal ROC goal (return on capital). The number of shares reflected in the table for the 2014 Performance Share Award Grant has been reduced by 50% as the portion of the award based on the Company’s internal ROC goal is no longer achievable.
(6)	2015 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two approximately equal, independent parts that are subject to two separate performance metrics: 50% in value based on the Company’s TSR (total shareholder return) goal and 50% in value based on the Company’s internal ROC goal (return on capital). The number of shares reflected in the table for the 2015 Performance Share Award Grant has been reduced by 50% as the portion of the award based on the Company’s internal ROC goal is no longer achievable.
(7)	2016 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance awards can be earned by the executives only if the percentile ranking of the Company’s TSR (total shareholder return) as measured against the TSR of the constituent members of the OSX Index over a three-year performance period, exceeds certain levels.
(8)	2016 Grant of Restricted Stock Awards – The restricted stock awards granted by the Company to its executive officers shall vest in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.
(9)	2015 Special Grant of Restricted Stock Awards to Mr. Bayardo upon his employment with the Company – The restricted stock awards granted by the Company to Mr. Bayardo will vest 25% beginning on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, provided that Mr. Bayardo remains continuously employed with the Company during such time period.
(10)	2014 Grant of Restricted Stock Awards – The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.

The following table provides information on the amounts received by the Named Executive Officers during 2016 upon exercise of stock options or vesting of stock awards.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Clay C. Williams	0	$0	28,784	$1,130,377
Jose A. Bayardo	0	$0	13,622	$647,625
Joseph W. Rovig	0	$0	866	$32,867
Craig L. Weinstock	0	$0	1,733	$87,662
Scott K. Duff	0	$0	1,606	$65,734

Post-Employment Compensation

The following table provides information on nonqualified deferred compensation provided under the Supplemental Plan to the Named Executive Officers during the fiscal year ended December 31, 2016. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis – Retirement, Health and Welfare Benefits”.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Clay C. Williams	$0.00	$24,075.09	$141,928.07	$0.00	$1,356,303.68
Jose A. Bayardo	$26,000.00	$31,000.00	$4,447.73	$0.00	$79,398.59
Joseph W. Rovig	$98,999.94	$23,648.67	$116,513.64	$0.00	$1,491,672.24
Craig L. Weinstock	$20,400.12	$16,733.14	$3,420.87	$0.00	$47,146.42
Scott K. Duff	$18,000.06	$7,222.89	$12,697.22	$0.00	$361,502.56

(1)	Executive contributions were from the executive’s salary and are included in the Summary Compensation Table under the “Salary” column.

(2)	Registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.
(3)	Aggregate earnings reflect the returns of the investment funds selected by the executives and are not included in the Summary Compensation Table.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Employment Agreements

The Company entered into executive employment agreements with Mr. Williams, Mr. Rovig, Mr. Weinstock and Mr. Duff on November 20, 2014. On August 28, 2015, the Company entered in an executive employment agreement with Mr. Bayardo. Under the employment agreement, Messrs. Williams, Bayardo, Rovig, Weinstock and Duff are provided an annual base salary. The employment agreements also entitle each executive to receive an annual bonus and to participate in the Company’s incentive, savings and retirement plans. The employment agreements have a fixed term of three years after which time employment will be at-will. The employment agreements do not have change-in-control or excise tax gross-up provisions.

In addition, the employment agreements contain certain termination provisions. If the employment relationship is terminated by the Company for any reason other than:

•	voluntary termination;

•	termination for cause (as defined);

•	death; or

•	disability;

or if the employment relationship is terminated by the executive for Good Reason, as defined below, the executive is entitled to receive:

(A) the executive’s accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay; (B) an amount equal to two times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (which percentages for each executive are as follows: Mr. Williams – 125%, Messrs. Bayardo and Rovig – 80% and Messrs. Duff and Weinstock – 75%); and (C) an amount equal to the annual bonus payable in the year of termination, such bonus to be prorated and based on actual Company performance. Furthermore, in such event, the executive shall also be entitled to continuation of health benefits for two years. Additionally, the executive’s stock options will continue to vest under the terms of the award for a period of up to three years plus ninety days, the executive’s unvested time-based restricted stock awards shall be 100% vested, and the executive’s unvested performance based equity awards will continue until the original vesting date on a pro-rated basis.

Under the employment agreements, termination by the executive for “Good Reason” means:

•	a material diminution in the executive’s authority, duties, or responsibilities as contemplated by Section 2(a) of the employment agreement (generally, a diminution in position, other than a diminution resulting from the executive’s incapacity due to physical or mental illness) excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

•	any action or inaction that constitutes a material breach by the Company of any of the provisions of Section 2(b) of the employment agreement (generally, a material reduction in the executive’s compensation or benefits, other than a reduction in the executive’s compensation as a result of the executive’s failure to comply with the Company’s stock ownership guidelines, if applicable); or

•	the Company’s requiring the executive to be based at any office or location other than as provided in Section 2(a)(i)(B) of the employment agreement (generally, a relocation in excess of seventy five miles from the executive’s current work location, other than a change in the Company’s corporate headquarters) or the Company’s requiring the executive to travel on Company business to a substantially greater extent than required to properly discharge his or her duties.

•	any purported termination by the Company of the executive’s employment otherwise than as expressly permitted by the employment agreement.

•	any failure by the Company to comply with and satisfy Section 8(c) of the employment agreement (generally, failure by the Company to obtain agreement from any successor to the Company to assume and perform the employment agreement).

The employment agreements also contain customary non-competition, non-solicitation and non-disparagement provisions.

Severance Agreements

The Company also entered into severance agreements with Mr. Williams, Mr. Rovig, Mr. Weinstock and Mr. Duff on November 20, 2014. On August 28, 2015, the Company entered in a severance agreement with Mr. Bayardo. The severance agreement shall only become effective in the event the executive’s employment agreement expires and is not replaced by a new employment agreement. The severance agreement shall remain in effective until it is terminated by the Company or by the executive. The severance agreements do not have change-in-control or excise tax gross-up provisions.

In addition, the severance agreements contain certain termination provisions. If the employment relationship is terminated by the Company for any reason other than:

•	voluntary termination;

•	termination for cause (as defined);

•	death; or

•	disability;

or if the employment relationship is terminated by the employee for Good Reason, as defined below, the executive is entitled to receive:

(A) the executive’s accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay; (B) an amount equal to one times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (which percentages for each executive are as follows: Mr. Williams – 125%, Messrs. Bayardo and Rovig – 80% and Messrs. Duff and Weinstock – 75%); and (C) any time-based restricted stock held by the executive and not already vested shall be 100% vested.

Under the severance agreement, termination by the executive for “Good Reason” means:

•	a material diminution in the executive’s authority, duties, or responsibilities (other than any such diminution resulting from the executive’s incapacity due to physical or mental illness) excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

•	a material reduction in the executive’s annual base salary (other than a reduction in the executive’s annual base salary as a result of the executive’s failure to comply with the Company’s stock ownership guidelines, if applicable);

•	the Company’s requiring the executive to be based at any office or location more than seventy five miles from the location where the executive was employed immediately preceding the date of the severance agreement (other than as a result of a change in the Company’s corporate headquarters) or the Company’s requiring the executive to travel on Company business to a substantially greater extent than required to properly discharge his or her duties; or

•	any failure by the Company to comply with and satisfy Section 7(c) of the severance agreement (generally, failure by the Company to obtain agreement from any successor to the Company to assume and perform the severance agreement).

The severance agreements also contain customary non-competition, non-solicitation and non-disparagement provisions.

Additionally, the Company’s stock option agreements, restricted stock agreements and performance award agreements provide for full vesting of unvested outstanding options and restricted stock, respectively, in the event of a change of control of the Company and a change in the holder’s responsibilities following a change of control.

Other Agreements with Clay C. Williams

In addition to the rights and benefits provided to Mr. Williams under his executive employment agreement and severance agreement, Mr. Williams is also entitled to certain benefits pursuant to the following plans:

Varco Supplemental Executive Retirement Plan. Mr. Williams was a participant in the Amendment and Restatement of the Supplemental Executive Retirement Plan of Varco which was assumed by the Company as a result of the merger (the “Merger”) with Varco International, Inc. (the “Amended SERP”). The Amended SERP provides for retirement, death and disability benefits, payable over 10 years. The annual benefit amount is generally equal to 50% of the average of a participant’s highest five calendar years of base salary, or if greater, in the case of a change of control that occurs prior to January 1, 2006 (which occurred as a result of the Merger), 50% of the average salary in effect since January 2001. This annual benefit is subject to a service reduction in the event the participant retires or his employment is terminated prior to reaching age 65 (excluded from this reduction are terminations following a change in control).

Mr. Williams is currently fully vested in the benefits provided by the Amended SERP. Based on historical earnings and presuming normal retirement at age 65, Mr. Williams would be entitled to an annual benefit of approximately $162,000.

Amendment and Restatement of the Varco Executive Retiree Medical Plan. Mr. Williams was a participant in the Amendment and Restatement of the Varco International, Inc. Executive Retiree Medical Plan which was assumed by the Company as a result of the Merger (the “Medical Plan”). Upon and following (i) certain retirements of a participant at or after age 55, or (ii) the death or disability of a participant, or (iii) terminations of a participant prior to age 55 (but benefits are not payable until age 55), the participant, his spouse and dependent children shall be provided the medical, dental, vision and prescription drug benefits that are then provided to the Company’s executive officers. These Medical Plan benefits are, however, conditioned upon the Company’s receipt of a monthly cash contribution in an amount not greater than that paid by the executive officers for similar benefits, and, in certain circumstances, the participant having achieved 10 years of service with the Company or any of its predecessor companies prior to retirement or termination of employment.

Mr. Williams is currently fully vested in the benefits provided by the Medical Plan.

Potential Payments Upon Termination Under the Employment Agreements and Severance Agreements

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the named executive officers if: (1) the Company terminates the executive’s employment with the Company other than for cause, death or disability; or (2) the executive terminates his employment with the Company for “Good Reason” (as defined in the employment agreement or severance agreement), both events hereinafter referred to as “Termination”.

The Company’s Compensation Committee believes the payment and benefit levels provided to its named executive officers under their employment agreements and/or severance agreements upon Termination should correspond to the level of responsibility and risk assumed by the named executive officer. Thus, the payment and benefit levels for Mr. Williams, Mr. Bayardo, Mr. Rovig, Mr. Weinstock and Mr. Duff are based on their levels of responsibility and market considerations at the time the Company entered into the relevant agreements.

The amount of compensation payable to each named executive officer in each situation is listed in the tables below.

The following table describes the potential executive benefits and payments upon termination under the Employment Agreements to each named executive officer as of December 31, 2016.

Executive Benefits/Payments under the Employment Agreement (1)	Clay C. Williams	Jose A. Bayardo	Joseph W. Rovig	Craig L. Weinstock	Scott K. Duff
Cash Severance (2)	$3,600,000	$2,340,000	$1,980,000	$1,785,000	$1,260,000
Continuing medical benefits (3)	$39,432	$31,155	$52,394	$43,411	$29,435
Value of Unvested Stock Options (4)	$6,418,601	$2,062,778	$1,375,188	$1,237,667	$1,031,394
Value of Unvested Time-Based Restricted Stock (5)	$2,982,995	$3,074,311	$645,540	$670,326	$573,506
Value of Unvested Performance Awards (6)	$7,938,703	$907,883	$1,682,404	$1,068,875	$809,640
Total	$20,979,731	$8,416,127	$5,735,526	$4,805,279	$3,703,975

(1)	The table describes the potential executive benefits and payments upon termination under the Employment Agreements to each named executive officer as of December 31, 2016. Assumes the employment relationship is terminated by the Company for reasons other than for cause, death, disability, or by the executive for “Good Reason” (as defined in the employment agreement). For purposes of this analysis, we used the executive’s base salary as of December 31, 2016. Value of unvested stock options, restricted stock awards and performance awards is based on a share price of $37.44, the Company’s closing stock price on December 31, 2016.
(2)	Cash severance is an amount equal to 2 times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (Williams - 125%, Bayardo - 80%, Rovig - 80%, Weinstock -75%, Duff - 75%).

(3)	Value of post-employment continuation of benefits for 24 months following Termination.
(4)	Unvested stock options will continue to vest for a period of up to three years following the date of Termination, while unexercised options will expire at either expiration date or 90 days after the three year anniversary of the date of Termination.
(5)	Unvested time-based restricted stock will be 100% vested upon Termination.
(6)	Awards will continue according to their terms through the end of the original performance period but be prorated for employment during the three-year performance period. For purposes hereof, we have assumed that the awards vest at target (100%) at the end of the performance period.

The following table describes the potential executive benefits and payments upon termination under the Severance Agreements to each named executive officer as of December 31, 2016.

Executive Benefits/Payments under the Severance Agreement (1)	Clay C. Williams	Jose A. Bayardo	Joseph W. Rovig	Craig L. Weinstock	Scott K. Duff
Cash Severance (2)	$1,800,000	$1,170,000	$990,000	$892,500	$630,000
Value of Unvested Time-Based Restricted Stock (3)	$2,982,995	$3,074,311	$645,540	$670,326	$573,506
Total	$4,782,995	$4,244,311	$1,635,540	$1,562,826	$1,203,506

(1)	The table describes the potential executive benefits and payments upon termination under the Severance Agreements to each named executive officer as of December 31, 2016. Assumes the employment relationship is terminated by the Company for reasons other than for cause, death, disability, or by the executive for “Good Reason” (as defined in the employment agreement). For purposes of this analysis, we used the executive’s base salary as of December 31, 2016. Value of restricted stock is based on a share price of $37.44, the Company’s closing stock price on December 31, 2016.
(2)	Cash severance is an amount equal to 1 times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (Williams - 125%, Bayardo - 80%, Rovig - 80%, Weinstock - 75%, Duff - 75%).
(3)	Unvested time-based restricted stock will be 100% vested upon Termination.

Except as otherwise provided herein, in the event of a Company termination of an executive’s employment for cause, death or disability or the executive’s voluntary termination of his employment with the Company (not for good reason), no extra benefits are payable by the Company to the executive as a result of any such events.

Certain Relationships and Related Transactions

We transact business with companies with which certain of our Directors are affiliated. All transactions with these companies are on terms competitive with other third party vendors, and none of these is material either to us or any of these companies.

A “conflict of interest” occurs when a director or executive officer’s private interest interferes in any way, or appears to interfere, with the interests of the Company. Conflicts of interest can arise when a director or executive officer, or a member of his or her immediate family, have a direct or indirect material interest in a transaction with us. Conflicts of interest also arise when a director or executive officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director or executive officer of the Company. The Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers provides that directors and executive officers must avoid conflicts of interests with the Company.

Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chair of the Company’s Audit Committee for his review and approval or ratification. This code also provides that the Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of directors or executive officers or a member of his or her family.

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive compensation for serving on the Board of Directors. The following table sets forth the compensation paid by the Company to its non-employee members of the Board of Directors for the year ended December 31, 2016.

Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)(1)	Option Awards ($) (d)(2)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Greg L. Armstrong	$124,500	$175,019	—	—	—	—	$299,519
Marcela E. Donadio	$114,250	$175,019	—	—	—	—	$289,269
Ben A. Guill	$102,000	$175,019	—	—	—	—	$277,019
James T. Hackett	$53,000	$175,019	—	—	—	—	$228,019
David D. Harrison	$127,500	$175,019	—	—	—	—	$302,519
Roger L. Jarvis	$95,500	$175,019	—	—	—	—	$270,519
Eric L. Mattson	$102,375	$175,019	—	—	—	—	$277,394
William R. Thomas	$116,500	$175,019	—	—	—	—	$291,519

(1)	The aggregate number of outstanding shares of restricted stock as of December 31, 2016 for each director are as follows: Mr. Armstrong – 5,565; Ms. Donadio – 5,565; Mr. Guill – 5,565; Mr. Hackett – 5,565; Mr. Harrison – 5,565; Mr. Jarvis – 5,565; Mr. Mattson – 5,565 and Mr. Thomas – 5,565.
(2)	The aggregate number of outstanding stock options as of December 31, 2016 for each director are as follows: Mr. Armstrong – 25,711; Ms. Donadio – 0; Mr. Guill – 0; Mr. Hackett – 0; Mr. Harrison – 25,711; Mr. Jarvis – 25,711; Mr. Mattson – 25,711 and Mr. Thomas – 0.

Board Compensation

Members of the Company’s Board of Directors who are not full-time employees of the Company receive the following cash compensation, paid quarterly:

Annual Board Retainer	$75,000
Lead Director Retainer	$25,000
Annual Committee Chair Retainer
Audit Committee	$30,000
Compensation Committee	$15,000
Nominating and Governance Committee	$10,000
Annual Committee Member Retainer
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Governance Committee	$5,000
Attendance Fee for each Board/Committee Meeting	$1,500

Directors of the Board who are also employees of the Company do not receive any compensation for their service as directors.

Members of the Board are also eligible to receive stock options and awards, including restricted stock, performance awards, phantom shares, stock payments, or SARs under the National Oilwell Varco Long-Term Incentive Plan.

The Board approved the grant of 5,565 shares of restricted stock awards on May 18, 2016 to each non-employee director under the National Oilwell Varco Long-Term Incentive Plan. The restricted stock award shares vest 100% on the first anniversary of the date of the grant.

Non-Employee Director Stock Ownership Guidelines

Under the Company’s stock ownership guidelines, each non-employee director must own Company stock equal to six times the directors’ annual cash retainer. For a discussion of the types of shares that count towards the ownership guidelines, please read “Compensation Discussion and Analysis—Stock Ownership Guidelines for Executives”. All of the Company’s non-employee directors are currently in compliance with the Company’s stock ownership guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require that the Company disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors, executive officers, and beneficial owners of more than ten percent of the Company’s stock. The Company has undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities and Exchange Act of 1934, as amended, on behalf of its officers and directors. Based upon a review of forms filed and information provided by the Company’s officers and directors, we believe that all Section 16(a) reporting requirements were met during 2016.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

If you wish to submit proposals to be included in our 2018 Proxy Statement, we must receive them on or before December 8, 2017. Please address your proposals to: Craig L. Weinstock, Senior Vice President, General Counsel and Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

If you wish to submit proposals at the meeting that are not eligible for inclusion in the Proxy Statement, you must give written notice no later than January 17, 2018 to: Craig L. Weinstock, Senior Vice President, General Counsel and Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036. If you do not comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority on the proposal when it is raised at the meeting. In addition, proposals must also comply with National Oilwell Varco’s bylaws and the rules and regulations of the SEC.

ANNUAL REPORT AND OTHER MATTERS

At the date this Proxy Statement went to press, we did not know of any other matters to be acted upon at the meeting other than the election of directors, ratification of the appointment of independent auditors, and approval on an advisory basis of the compensation of our named executive officers, as discussed in this Proxy Statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their best judgment.

National Oilwell Varco’s 2016 Annual Report on Form 10-K filed on February 17, 2017 is included in this mailing, but is not considered part of the proxy solicitation materials.

By order of the Board of Directors,

/s/ Craig L. Weinstock

Craig L. Weinstock

Senior Vice President, General Counsel and

Secretary

Houston, Texas

April 7, 2017

VOTE BY INTERNET - www.proxyvote.com
NATIONAL OILWELL VARCO, INC. 7909 PARKWOOD CIRCLE ATTN: LEGAL DEPT - 7TH FLOOR HOUSTON, TX 77036

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees	For	Against	Abstain

1A	Clay C. Williams	☐	☐	☐			For	Against	Abstain
1B 1C 1D 1E 1F 1G 1H	Greg L. Armstrong Marcela E. Donadio Ben A. Guill James T. Hackett David D. Harrison Eric L. Mattson William R. Thomas	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	3.	Approve, by non-binding vote, the compensation of our named executive officers:	☐	☐	☐
					The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
					4.	Recommend, by non-binding vote, the frequency of the advisory vote on named executive officer compensation: ☐	☐	☐	☐
					The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 2. and 3.:		For	Against	Abstain	5.	Approve stockholder proposal regarding proxy access:	☐	☐	☐
2.	Ratification of Independent Auditors:	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The NPS & 10k is available at www.proxyvote.com

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NATIONAL OILWELL VARCO, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 17, 2017

The undersigned hereby appoints Jose A. Bayardo and Craig L. Weinstock or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of National Oilwell Varco, Inc. to be held on Wednesday, May 17, 2017, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 7, 2017 proxy statement.

This proxy is solicited on behalf of the board of directors of National Oilwell Varco, Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors FOR all director nominees (Proposal 1), FOR the ratification of the independent auditors (Proposal 2), FOR the approval of the compensation of our named executive officers (Proposal 3), for ONE YEAR on the frequency of the advisory vote on named executive officer compensation (Proposal 4) and FOR the stockholder proposal regarding proxy access (Proposal 5).

The undersigned acknowledges receipt of the April 7, 2017 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.

Continued and to be signed on reverse side